Exhibit 10.29

SEPARATION AGREEMENT

SEPARATION AGREEMENT, dated as of September 18, 2017 (this “Agreement”), by and among Great Elm Capital Group, Inc., a Delaware corporation (“GEC”), Great Elm Capital Management, Inc., a Delaware corporation (“GECM”), GECC GP Corp., a Delaware corporation (“GP Corp”), MAST Capital Management, LLC, a Delaware limited liability company (“MCM”), MAST Capital Management IA Holdings, LLC, a Delaware limited liability company (“IA”), Mast Credit Opportunities I Master Fund Limited, a Cayman Islands corporation (“Credit Opportunities”), Mast OC I Master Fund L.P., a Cayman Islands exempted limited partnership (“OC”), Mast Select Opportunities Master Fund, L.P., a Cayman Islands exempted limited partnership (“Select”), Mast Admiral Master Fund, L.P., a Cayman Islands exempted limited partnership (“Admiral” and, together with Credit Opportunities, OC and Select, and each of their respective feeder funds, general partners, alternative investment vehicles, liquidating accounts and special purpose entities, collectively, the “Mast Funds”), David J. Steinberg, an individual (“Steinberg”), Peter A. Reed, an individual (“Reed”), and Adam M. Kleinman, an individual (“Kleinman”).

Recitals

The parties are entering into this Agreement to provide an organizational separation with respect to the entities and certain of the agreements listed in these recitals, and to provide releases with respect to known and unknown conduct or omissions prior to the date of this Agreement (the “Effective Date”), in each case, subject to the terms and conditions set forth herein.

GEC entered into a Securities Purchase Agreement, dated June 28, 2013, by and between GEC and Indaba Capital Fund, L.P. (“Indaba”). Indaba and the Mast Funds (as “Buyer”) entered into a Director Designation Right Assignment Agreement, dated as of May 21, 2015, by and among Indaba and the Mast Funds. GEC, the Mast Funds and Indaba entered into a Letter Agreement, dated May 29, 2015, by and among GEC, the Mast Funds and Indaba. The Mast Funds entered into a Director Designation Right Assignment Agreement, dated as of August 14, 2015, by and among Indaba and the Mast Funds, as Buyer. GEC and the Mast Funds entered into a Letter Agreement, dated August 14, 2015, by and among the GEC, the Mast Funds and Indaba.  The agreements listed in this recital are referred to as the “Indaba Agreements”.

GECM and MCM entered into a cost sharing agreement, dated as of November 3, 2016 (the “Cost Sharing Agreement”).

GEC and Steinberg entered into a performance share award agreement, dated November 3, 2016 (the “Performance Share Award”).

GP Corp, MCM and others entered into a subscription agreement, dated as of June 22, 2016 (the “Subscription Agreement”) and MCM assigned a portion of its rights thereunder to Steinberg.

GEC delivered to MCM a warrant, dated as of December 9, 2016 (the “Existing Warrant”).

GP Corp made a senior secured promissory note in favor of MCM, dated November 3, 2016 (the “Note”).

Steinberg and GECM entered into an employment agreement with as of November 3, 2016 (“Steinberg’s Employment Agreement”).

Each of Reed and Kleinman amended the terms of their employment arrangements with MCM as of November 3, 2016 (each, an “Employment Agreement”).

Each of Reed and Kleinman entered into consulting agreements with IA dated as of November 3, 2016 (each, a “Consulting Agreement”).

Each of Steinberg, Reed and Kleinman entered into confidential information and inventions assignment agreements, dated as of November 3, 2016 (each a “CIIAA”).

Each of Reed and Kleinman are limited partners and/or shareholders in certain Mast Funds.

Agreement

In consideration of the foregoing and the promises and undertakings in this Agreement, the parties, intending to be legally bound, agree as follows:

1.	The Note.

1.1

GP Corp and MCM shall amend and restate the Note and cancel all accrued interest thereon by delivery concurrent with the execution and delivery of this Agreement of an amended and restated note in an aggregate original principal amount of $3.3 million and in the form of Annex 1 (the “Amended Note”) against delivery by MCM of the original Note. GP Corp and MCM hereby agree that all references to “Note” under that certain Collateral Assignment of Profit Sharing Agreement, dated as of November 3, 2016, between GP Corp and MCM shall be amended to refer to the Amended Note, and the same is hereby acknowledged by GECM.

1.2

GP Corp shall deliver to MCM, as a condition the consummation of the transactions herein, a certificate of GP Corp executed by an authorized signatory of GP Corp attaching and certifying (a) the resolutions of GP Corp’s board of directors approving GP Corp’s entry into this Agreement and the Amended Note and the consummation of the transactions contemplated hereby and thereby, (b) a copy of GP Corp’s certificate of incorporation certified by the Secretary of State of the State of Delaware, (c) a copy of the by-laws of GP Corp, and (d) a certificate of good standing for GP Corp from the State of Delaware and each other jurisdiction where the Obligor conducts business.

1.3

GP Corp shall deliver to MCM, as a condition the consummation of the transactions herein, a certificate of GP Corp executed by an authorized signatory of GP Corp certifying that (a) the representations and warranties of GP Corp herein and in the Amended Note are true, correct and complete in all material respects as of the Effective Date, (b) no Event of Default (as defined in the Amended Note) exists or would result from the consummation of the transactions contemplated by this Agreement or the Amended Note, (c) no consents, licenses or approvals are required in connection with the consummation by GP Corp of the transactions contemplated by this Agreement or the Amended Note, and (d) other than the transactions contemplated by this Agreement, since November 3, 2016, there has been no event or circumstance that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect (as defined in the Amended Note).

2.	The Cost Sharing Agreement.

2.1

Termination of the Cost Sharing Agreement. The Cost Sharing Agreement is hereby terminated by each of MCM and GECM as of the Effective Date.  MCM and GECM agree that (i) there has been no breach of the Cost Sharing Agreement or that any breach thereof has been properly cured or is hereby waived, (ii) all amounts due under the Cost Sharing Agreement as of or prior to the Effective Date have been paid in full or are hereby discharged in full, and (iii) no party thereto will have any obligation or liability on or after the Effective Date under the Cost Sharing Agreement.

2.2	Hold-Over Tenancy.

(a)	As of the date hereof, MCM has vacated the premises at 200 Clarendon Street which are leased by GECM (the “Hancock Suite”).

(b)

GECM shall pay all rent and termination payments owed to the landlord with respect to the Hancock Suite.  GECM acknowledges that MCM has paid the security deposit under the lease with respect to the Hancock Suite on January 23, 2013 and currently standing in the amount of $170,163 (the “Security Deposit”).  GECM shall permit MCM to seek return of the Security Deposit to MCM in full in accordance with the terms of the applicable lease requirements. To the extent the Security Deposit is not so returned, GECM shall have no liability with respect thereto; provided, that if the Security Deposit is paid to GECM, GECM shall pay such amount received over to MCM as soon as reasonably practical.

2.3

Employment. MCM shall have the right to offer employment to Robert Wilson and Brian Henehan without interference by GEC, GECM, GP Corp, Reed or Kleinman.  Until the earlier of their employment by MCM or September 30, 2017 (the earlier of such dates, the “Transition Termination Date”), GECM will make such employees’ services available to MCM in exchange for payment by MCM, within ten days of invoice, of the cost of their compensation and benefits consistent with past practice under the Cost Sharing Agreement.  If prior to the Transition Termination Date, Messrs. Wilson or Henehan voluntarily terminate their employment with GECM or if either of such employees is in good faith terminated by GECM for cause, GECM shall have no liability to MCM under this Section 2.3.

2.4

Third Party Contracts. From the Effective Date through the Transition Termination Date, GECM shall use commercially reasonable efforts to assist MCM in connection with it entering into new agreements with any information system, trading platform or similar service vendors of GECM, on terms as close as are reasonably obtainable to the existing terms of such contracts taking into account that MCM will be the sole party to such new agreements.  In no event shall GECM be required to make any payment or suffer any increased cost or change in terms under its own contracts with such vendors.

2.5

Operational De-Integration.  Each of GECM and MCM shall use reasonable best efforts to de-integrate their operations as soon as possible, but not later than the Transition Termination Date; provided, that neither party shall be required to incur any extraordinary expenses in connection therewith.  Each of GECM and MCM shall make all necessary filings in connection therewith (e.g. amended Form ADV).

3.

Cancellation of Existing Warrant.  The Existing Warrant is hereby cancelled and replaced by an aggregate of 54,733 shares of common stock, par value $0.001 per share, of GEC (the “Common Stock“), registered in MCM’s name, per the irrevocable instruction to GEC’s transfer agent delivered concurrent with the execution and delivery of this Agreement in the form of Annex 2 against delivery by MCM of the original Existing Warrant (or an Affidavit of Lost Warrant in lieu thereof).  In no event shall the shares of Common Stock issued under this Section 3 be deemed beneficially owned by a Buyer/Investor within the meaning of the Indaba Agreements, whether or not such shares have been transferred to a Mast Fund.

4.

Performance Shares.  Steinberg and GEC agree (and the compensation committee of the board of directors of GEC (the “Board”) has approved) that the Performance Share Award is hereby cancelled and forfeited in full as of the Effective Date.

5.

Resignation.  Steinberg hereby voluntarily resigns from employment with GECM as of the Effective Date.  Steinberg and GECM agree that Steinberg’s Employment Agreement and any CIIAA entered into between Steinberg and GECM are terminated as of the Effective Date.  However, Steinberg shall continue to be covered by any applicable indemnification, exculpation, contribution or advancement provisions contained in the constitutive documents of GECM and its affiliates, and, in each case, any indemnification, exculpation, contribution, or advancement rights for employees under applicable law.  From and after the Effective Date, Steinberg shall not have any liability, duty, or obligation under his Employment Agreements or CIAA; provided that any assignment of intellectual property by Steinberg to GECM arising prior to the Effective Date shall survive the terminations provided by this Section 5. As a result of the termination of employment provided by this Section 5, no intellectual property conceived of by Steinberg after the Effective Date shall be assigned by Steinberg to GECM.  Steinberg shall pay the cost of any post-employment health or dental benefits he elects to receive under COBRA or similar laws.

6.	GP Shares.

6.1

Allocations.  GECM, GP Corp, MCM and Steinberg acknowledge and agree that as of the Effective Date the shares of common stock, par value $0.001 per share of GP Corp (“GP Corp Common Stock”) held by MCM are 983 shares and held by Steinberg are 3,970 shares.

6.2

Termination of Call Rights.  The Parties acknowledge that all GP Corp stockholders as of the Effective Date that are currently parties to the Subscription Agreement have amended the Subscription Agreement to, among other things, (a) terminate the rights and obligations in Section 4.3(a) and 4.3(d) of the Subscription Agreement with respect to MCM and Steinberg, (b) provide that neither Steinberg nor MCM shall have any obligations as a Terminating Purchaser (as defined in the Subscription Agreement) under the Subscription Agreement and (c) terminate Steinberg’s and MCM’s respective rights to purchase shares of GP Corp Common Stock from other Purchasers (as defined in the Subscription Agreement) under the Subscription Agreement.

6.3

Exchange Rights.  If the shares of GP Corp Common Stock beneficially owned by Reed and Kleinman are converted or exchanged into cash or other securities, GP Corp shall provide notice thereof, including the terms and conditions of such conversion or exchange, to MCM and Steinberg, and if requested by GP Corp or MCM or Steinberg, a proportionate number of the shares of GP Corp Common Stock beneficially owned by MCM and/or Steinberg, as applicable, shall be converted or exchanged for the same cash or securities per share as was received by Reed and Kleinman and on the same terms and conditions, including with respect to registration rights, as received by Reed and Kleinman (the “Exchange Rights”).  Each of MCM and Steinberg covenant that neither they nor their successors in interest shall assert appraisal rights in connection with the exercise by GP Corp of the Exchange Rights in accordance with this Section 6.3.  GP Corp agrees not to exercise the Exchange Rights in a manner that discriminates against either MCM or Steinberg relative to Reed or Kleinman with respect to any transaction or series of related transactions related to the exercise of the Exchange Rights; provided, that MCM and Steinberg shall not be required to provide, or be liable with respect to, any representations and warranties other than representations and warranties related to authority, ownership and the ability to convey unencumbered title to the shares of GP Corp Common Stock being transferred by MCM and Steinberg.

6.4

Financial Reporting.  For so long as MCM, the Mast Funds, Steinberg and/or their Affiliates remain shareholders of GP Corp, (i) as soon as practicable after the end of each fiscal year of GP Corp, and in any event within ninety (90) days thereafter, GP Corp will furnish MCM and Steinberg with a balance sheet of GP Corp, as at the end of such fiscal year, a statement of income, a statement of stockholders’ equity and a statement of cash flows of GP Corp for such year, all prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures of the previous fiscal year and (ii) GP Corp will furnish MCM and Steinberg as soon as practicable after the end of each fiscal quarter, and in any event within sixty (60) days thereafter, an unaudited balance sheet of GP Corp as of the end of such fiscal quarter, and unaudited statement of income and unaudited statement of cash flows of GP Corp for such fiscal quarter and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

6.5	Profit Sharing. The Profit Sharing Agreement, dated as of November 3, 2016, by and between GECM and GP Corp shall be amended by the letter agreement in the form of Annex 3 on the Effective Date.

7.	Additional Investment.

7.1

New Warrant.  Notwithstanding the restrictions contained in Section 8.1, MCM (or one or more Mast Funds, as MCM’s designee) shall have the right to purchase up to 420,000 shares of Common Stock pursuant to the Warrant issued to MCM on the Effective Date (the “New Warrant”), the form of which is attached hereto as Annex 4.  In no event shall the shares of Common Stock issued under the New Warrant be deemed beneficially owned by a Buyer/Investor for purposes of the Indaba Agreements, whether or not such shares have been issued or transferred to a Mast Fund.

7.2

Registration Rights. GEC shall provide (i) demand registration rights which may be exercised on or after the first anniversary of the Effective Date if the New Warrant has been exercised and (ii) piggy-back registration rights, in each case, with respect to the shares of Common Stock issued or issuable pursuant to this Agreement, pursuant to a Registration Rights Agreement, entered into between GEC and MCM on the Effective Date (the “Registration Rights Agreement”), the form of which is attached hereto as Annex 5.

7.3

Termination of Investment Right.  MCM’s rights under the New Warrant will terminate if MCM or Steinberg breach their obligations under Article 8 and such breach has not been cured within ten days following notice.

8.	Standstill; Voting Agreement.

8.1

Standstill.  During the Standstill Period (as defined in Section 8.2), none of MCM, Steinberg or the Mast Funds (the “Standstill Parties”) shall, and each shall cause their controlled Affiliates not to, directly or indirectly, in any manner, acting alone or in concert with others, take any of the following actions:

(a)

submit any stockholder proposal (pursuant to Rule 14a-8 promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Exchange Act or otherwise) or any notice of nomination or other business for consideration, or nominate any candidate for election to the Board;

(b)

(i) engage in any “solicitation” (as defined in Rule 14a-1 of Regulation 14A) of proxies (or written consents) or otherwise become a “participant in a solicitation” (as such term is defined in Instruction 3 of Schedule 14A of Regulation 14A under the Exchange Act) in opposition to the recommendation or proposal of the Board, or (ii) recommend, request, induce or attempt to induce or seek to advise, encourage or influence any other person with respect to the voting of Common Stock (including any withholding from voting) or grant a proxy with respect to the voting of Common Stock to any person other than to the Board or persons appointed as proxies by the Board, or publicly disclose how he intends to vote or act on any such matter; provided, however, that a Standstill Party may publicly disclose how such Standstill Party intends to vote in any proxy solicitation or referendum if and to the extent required by applicable subpoena, legal process, other legal requirement (except for such requirement that arises as a result of the actions of such Standstill Party otherwise in violation of this Section 8.1);

(c)	seek to call, or to request the call of, a special meeting of GEC’s stockholders;

(d)

form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act (other than any such partnership, limited partnership syndicate or other group comprised solely of one or more of the Standstill Parties) with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement with the intent to effect or take any of the actions expressly prohibited by this Section 8.1 or otherwise take any action challenging the validity or enforceability of any provisions of this Section 8.1;

(e)

other than per the Indaba Agreements, (i) seek election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board or (ii) seek the removal of any member of the Board or a change in the size or composition of the Board or the committees thereof;

(f)

other than per the Indaba Agreements, make any proposal or request that constitutes: (i) advising, controlling, changing or influencing (or in each case attempting to do so) the Board or management or policies of GEC, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (ii) any material change in the capitalization or dividend policy of GEC or (iii) any other material change in GEC’s executive management, business, corporate strategy or corporate structure;

(g)	(i) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of all or substantially all of the direct or indirect assets or business of GEC or any rights or options to acquire any such assets or business from any person or (ii) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of Common Stock or rights or options to acquire Common Stock or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to the Common Stock (other than cash-only settled swaps), other than (A) the acquisition of the shares of Common Stock contemplated by this Agreement, including the New Warrant, (B) transfers by a Standstill Party to another Standstill Party or to an Affiliate of a Standstill Party, and (C) participation in any rights offering of Common Stock conducted by GEC to all stockholders of GEC;

(h)

disclose publicly, or privately in a manner that could reasonably be expected to become public, any intention, plan or arrangement inconsistent with the foregoing or request or advance any proposal to amend, modify or waive the terms of this Agreement;

(i)

(i) institute, solicit, assist, facilitate or join any litigation, arbitration or other proceeding against or involving GEC or any of its current or former directors or officers (including derivative actions), (ii) make any requests for a list of GEC’s stockholders or any “books and records” demands against GEC or (iii) make application or demand to a court or other person for an inspection, investigation or examination of GEC or its subsidiaries or Affiliates (whether pursuant to Section 220 of the DGCL or otherwise), in each case, other than (i) as may be required pursuant to any legal requirement, including any applicable subpoena, (ii) as may be required to enforce the provisions of this Agreement, (iii) in connection with any counterclaims made by such Standstill Party or any of its Affiliates in any proceeding initiated by, or on behalf of, GEC, GECM or GP Corp against any Standstill Party or any Affiliate of a Standstill Party or (iv) in connection with any exercise of statutory appraisal rights; or

(j)

enter into any negotiations, discussions, agreement, arrangement or understanding with any person concerning any of the foregoing (other than this Agreement) or advise, assist, encourage, seek to persuade or solicit any person to take any action with respect to any of the foregoing;

provided, that nothing in this Section 8.1 shall prohibit any Standstill Party from (i) exercising its rights under this Agreement, the Ancillary Agreements, or the Indaba Agreements, including actions or litigation to enforce such rights; or (ii) making any public or private statement or announcement with respect to any tender offer, exchange offer, merger, consolidation, acquisition, business combination, purchase of a division, purchase of substantially all of the assets, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving GEC or any of its subsidiaries or its or their respective securities or assets in which they are the target that is publicly announced by GEC, GECM, GP Corp or a third party or (B) factual statement made to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the Standstill Party from whom information is sought.

8.2	Definitions. As used in this Agreement:

(a)

the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the

“Exchange Act”) and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement;

(b)	the term “Ancillary Agreement” shall mean the Amended Note, New Warrant and Registration Rights Agreement;

(c)	the terms “beneficial owner,” “beneficial ownership” and “beneficially owned” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(d)

the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and

(e)	the term “Standstill Period” shall mean the period from the Effective Date until the earlier of (i) the two year anniversary of the Effective Date or (ii) termination pursuant to Section 8.4.

8.3

Voting Agreement.  During the Standstill Period, on any matter submitted to the stockholders of GEC, MCM, Steinberg and the Mast Funds agree (and agree to cause their Affiliates, Associates or successors in interest) to vote all shares of GEC then owned of record, beneficially owned or as to which they otherwise have voting power to be voted in favor of (a) election of all directors on the Board who were nominated by GEC or the Board, (b) ratification of GEC’s registered independent accounting firm and (c) extension, renewal or replacement of GEC’s tax benefits preservation rights plan and transfer restrictions in GEC’s organizational documents.

8.4

Termination of Standstill.  The restrictions in this Section 8 shall terminate, as a non-exclusive remedy for any such breach, upon such date, if (i) GP Corp fails to deliver the Amended Note pursuant to Section 1, (ii) GEC fails to deliver the Common Stock as required under Section 3, (iii) GEC fails to deliver the Registration Rights Agreement under Section 7.2, (iv) GEC fails to deliver the New Warrant under Section 7.1, (iv) GEC breaches any of its covenants or representations under Section 8.5 or 8.6 which has not been cured within ten days following notice or (v) GP Corp fails to pay the principal amount of the Amended Note when due (subject to any grace periods therein), including after an acceleration thereunder.

8.5

Chairman.  During the Standstill Period, GEC covenants that Hugh Steven Wilson will not serve as chairman of the Board.  GEC represents that the Board has elected Jeffrey S. Serota as chairman of the Board as of the Effective Date.

8.6

Indaba Agreements.  GEC affirms its obligations and the rights of Buyer (as defined in the Indaba Agreements) under the Indaba Agreements. Each of the Mast Funds covenants not to remove or replace either James Parmelee or Matthew Drapkin as an “Initial Investor Director” or “Additional Investor Director”, in each case within the meaning of the Indaba Agreements, unless (i) the notice of  removal is prior to the time that the Board (or applicable committee) has resolved to nominate and recommend Mr. Parmelee or Mr. Drapkin for election as a director at a meeting of stockholders of GEC, and (ii) such removal is effective as of the conclusion of such meeting of stockholders. In addition, GEC and the Mast Funds agree that, for purposes of the Indaba Agreements, in the event shares of Common Stock issued under Section 3 or Section 7.1 are issued or transferred to a Mast Fund (i) such shares shall not be deemed beneficially owned by a Buyer/Investor within the meaning of the Indaba Agreements and (ii) any dispositions of shares of Common Stock by such Mast Fund shall be deemed to first be dispositions on a last-in, first-out basis of the shares of Common Stock issued under Section 3 or Section 7.1.

9.	Mast Employment

9.1	Termination

(a)	Reed and MCM agree that Reed’s employment with MCM and Reed’s Employment Agreement are terminated as of the Effective Date.

(b)	Kleinman and MCM agree that Kleinman’s employment with MCM and Kleinman’s Employment Agreement are terminated as of the Effective Date.

(c)	Subject to the proviso to clause 9.1(i) below, Reed and MCM agree that Reed’s CIIAA is terminated as of the Effective Date.

(d)	Subject to the proviso to clause 9.1(i) below, Kleinman and MCM agree that Kleinman’s CIIAA is terminated as of the Effective Date.

(e)	Reed and IA agree that Reed’s Consulting Agreement is terminated as of the Effective Date.

(f)	Kleinman and IA agree that Kleinman’s Consulting Agreement is terminated as of the Effective Date.

(g)

Concurrent with the execution and delivery of this Agreement, (x) Reed and Kleinman shall be deemed to have resigned from all positions with or offices of MCM and (y) Kleinman shall deliver to MCM his resignation from the board of directors of Ezenia!, Inc.

(h)	No severance shall be payable to Reed or Kleinman by MCM or its affiliates upon, or in connection with, the termination of their employment with MCM.

(i)

From and after the Effective Date, neither Reed nor Kleinman shall have any liability, duty, or obligation under their respective Employment Agreements, Consulting Agreements or CIAAs, including (x) Section 10 of the Employment Agreements, and (y) any non-solicitation provisions under the CIIAAs; provided that any assignment of intellectual property by Reed or Kleinman to MCM or IA arising prior to the Effective Date shall survive the terminations provided by this Section 9.1 (other than any intellectual property covered by the ultimate sentence of Section 3(b) of the CIIAAs or the ultimate sentence of Section 7 of the Consulting Agreements). As a result of the terminations of employment provided by this Section 9.1, no intellectual property conceived of by Reed or Kleinman after the Effective Date shall be assigned by Reed or Kleinman to MCM or IA.

(j)

From and after the Effective Date, neither MCM nor IA shall have any liability, duty, or obligation under the Employment Agreements or Consulting Agreements, including any obligation to pay any transaction bonus or bonus based on payments received by MCM in respect of the Note or the Amended Note (“Note Bonuses”), or any other payments of salary, wages, benefits, expense reimbursement, bonus or other compensation; provided, that, (x) on or prior to the Effective Date, MCM shall pay to Reed and Kleinman any unpaid Note Bonuses for periods prior to the Effective Date, (y) to the extent that MCM or IA was required to indemnify, exculpate, contribute to losses or advance expenses of Reed and Kleinman under the Employment Agreements or Consulting Agreement, such indemnification, exculpation, contribution and advancement rights shall survive the terminations provided for in this Section 9.1 in accordance with the terms thereof and (z) Reed and Kleinman shall continue to be covered by any applicable indemnification, exculpation, contribution or advancement provisions contained in the Fourth Amended and Restated Limited Liability Company Agreement of MCM, dated as of August 31, 2012 (the “MCM LLC Agreement”) and each other MCM constituent document, the Amended and Restated Limited Liability Company Agreement of IA, dated as of August 31, 2012 (the “IA LLC Agreement”) and each other IA constituent document, the governing document for the Mast Funds and their affiliates, and, in each case, any indemnification, exculpation, contribution, or advancement rights for officers, directors or employees under applicable law.

9.2	Releases.

(a)

Each of Reed, Kleinman, GEC, GECM and GP Corp, on behalf of itself, its officers, directors, successors, assigns, members, stockholders, controlling persons and affiliates, hereby releases and forever discharges each of MCM, IA, the Mast Funds, Steinberg, and each of their respective officers, directors, successors, assigns, members, stockholders and controlling persons and affiliates, from any and all liability whatever, including all claims, demands and causes of action, of any kind, whether known or unknown including, any claims for breach of contract, breach of fiduciary duty, malpractice, declaratory relief, injunctive relief, misrepresentation, inequitable conduct, or any other claim, form of damage or theory of recovery whatsoever from the beginning of time until the Effective Date, arising out of, based upon or relating to actions or omissions occurring on or before the Effective Date.

(b)

Each of MCM, IA, the Mast Funds, and Steinberg, on behalf of itself, its officers, directors, successors, assigns, members, stockholders, controlling persons and affiliates, hereby releases and forever discharges each of Reed, Kleinman, GEC, GECM and GP Corp, and each of their respective officers, directors, successors, assigns, members, stockholders, controlling persons and affiliates, from any and all liability whatever, including all claims, demands and causes of action, of any kind, whether known or unknown including, any claims for breach of contract, breach of fiduciary duty, malpractice, declaratory relief, injunctive relief, misrepresentation, inequitable conduct, or any other claim, form of damage or theory of recovery whatsoever from the beginning of time until the Effective Date, arising out of, based upon or relating to actions or omissions occurring on or before the Effective Date.

(c)

With respect to the subjects above, each party providing a release hereunder, on behalf of itself, its officers, directors, successors, assigns, members, stockholders, controlling persons and affiliates (each, a “Releasing Party”) recognizes and understands that this release applies to and covers any and all claims and counterclaims that could have been litigated or arbitrated. Each Releasing Party (i) expressly waives any right to claim or assert hereafter that any claim, counterclaim, demand or cause of action has been omitted, through ignorance, oversight or error, from this Agreement; (ii) makes this waiver with the full knowledge of their respective rights and with specific intent to release both known and unknown claims and (iii) expressly waives any right to claim or assert hereafter that this Agreement was induced by fraud, misrepresentation or mistake or is otherwise void, voidable or unenforceable as against that Releasing Party. This release is intended to be a general release and to include all claims or counterclaims which each Releasing Party does not know or suspect to exist at the time of execution hereof, and this release extinguishes any such claims or counterclaims.

(d)

The Releasing Parties each warrant, represent, and covenant not to sue or bring (or continue) any claim or proceeding against any of the other Releasing Parties with respect to the matters released pursuant to this Section 9.2, except to the extent necessary to enforce or comply with any term of, or obligation created by, this Agreement.  The remedy for breach of this covenant shall include, but not be limited to, the breaching Party’s payment of all attorneys’ fees and other expenses incurred by any of the Releasing Parties in connection with the defense of any such claim, cause of action, or proceeding.

(e)

Each Releasing Party acknowledges and agrees that it has made an acceptable investigation of the facts pertaining to this settlement, this Agreement, the Ancillary Agreements and the matters pertaining hereto and thereto.  Each Releasing Party further acknowledges and agrees that no party to this Agreement has made representations outside of those contained in this Agreement and the Ancillary Agreements, and each Releasing Party expressly agrees and represents that it has not relied on any representation outside of this Agreement or the Ancillary Agreements.

(f)	Nothing in this Section 9.2 shall be deemed to operate in contravention of applicable law, including the right to make claims under applicable whistleblower provisions.

(g)

For the avoidance of doubt, nothing in this Section 9.2 shall (i) release or otherwise affect, impair or limit any claims of Reed or Kleinman as limited partners or shareholders in any of the Mast Funds, which (x) have resulted from the gross negligence, dishonesty, willful misconduct or bad faith of MCM, IA, the Mast Funds, Steinberg or their related Releasing Parties, or (y) are based on redemption requests that predate the Effective Date and challenge acts or omissions of MCM, IA, the Mast Funds, Steinberg or their related Releasing Parties that post-date the Effective Date, (ii) release or otherwise affect, impair or limit MCM’s, the Mast Funds’, or IA’s respective obligations to indemnify, exculpate, contribute to losses, or advance expenses of Reed or Kleinman under the MCM LLC Agreement and each other MCM constituent document, the IA LLC Agreement and each other IA constituent document, the governing documents of the Mast Funds and their affiliates, or any other applicable agreements or applicable law in accordance with the terms thereof, (iii) release or otherwise affect, impair or limit GECM’s obligations to indemnify, exculpate, contribute to losses, or advance expenses of Steinberg under each constituent document of GECM and its affiliates, or any other applicable agreements or applicable law in accordance with the terms thereof, (iv) affect the GP Corp interest owned by Kleinman or Reed or any GEC performance shares or interests held by Kleinman or Reed, (v) affect any Indaba Agreement, (vi) release any claim arising from or relating to, limit or impair any rights or recovery under or otherwise affect this Agreement or the Ancillary Agreements, or (vii) entitle Reed or Kleinman to seek reimbursement from any MCM or any Mast Fund of the legal fees and expenses of Boies, Schiller incurred through the Effective Date.

(h)

Notwithstanding anything contained herein to the contrary, this Section 9.2 shall not serve of a release or discharge of or by any of Dyal Capital Partners (A), LP, Dyal Capital Partners (B), LP, or any of their respective officers, directors, successors, assigns, members, stockholders, controlling persons and affiliates.

9.3

Non-Disparagement.  No Releasing Party will disparage the performance or otherwise take any action which could reasonably be expected to adversely affect another Releasing Party’s personal or professional reputation.

10.	Representations and Warranties. Each party represents and warrants to each other party that, as of the Effective Date:

10.1

Consent under Certificate.  In accordance with Article XIV, Part III of its Amended and Restated Certificate of Incorporation (the “Certificate”), GEC has approved the acquisition by MCM (or its designee under the New Warrant) of any and all shares of Common Stock contemplated under this Agreement or the New Warrant (subject to the limitations set forth therein), and has waived any and all other conditions, notice requirements and other limitations found in Article XIV of the Certificate affecting the acquisition of such shares.  GEC has provided MCM a copy of the Board resolutions authorizing such waiver and approval.

10.2

Consent under Tax Benefits Preservation Agreement.  In accordance with Section 29 of that certain Tax Benefits Preservation Agreement, dated as of January 20, 2015, by and between GEC (f/k/a Unwired Planet, Inc.) and Computershare Trust Company, N.A. (the “Rights Plan”), the Board has granted an exemption under the Rights Plan with respect to the acquisition by MCM (or its designee under the New Warrant) of any and all shares of Common Stock contemplated under this Agreement or the New Warrant (subject to the limitations set forth therein), and has waived any and all other conditions, notice requirements (including those regarding the submission of an Exemption Request, as such term is defined in the Rights Plan) and other limitations found in the Rights Plan affecting the acquisition of such shares, or that would otherwise cause any Rights (as defined in the Rights Plan) to become exercisable pursuant to the Rights Plan in relation thereto.  GEC has provided MCM a copy of the Board resolutions authorizing such exemption and waiver.

10.3

Organization; Authority. Each party that is an entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and fully perform its obligations hereunder and under the Ancillary Agreements. The execution and delivery of this Agreement and each Ancillary Agreement to which it is a party by such party and performance by such party of its obligations hereunder and thereunder have been duly authorized by all necessary action on the part of such party. This Agreement and each Ancillary Agreement to which it is a party has been duly executed by such party, and when delivered by such party in accordance with the terms hereof, will constitute the valid and legally binding obligation of such party, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application. All necessary consents or other actions under family law and domestic relations orders has been obtained in connection with this Agreement and the Ancillary Agreements to which such party or its assets are bound.

10.4

No Conflicts. The execution, delivery and performance by such party of this Agreement and the Ancillary Agreement to which it is a party and the performance by such party of its obligations hereunder and thereunder will not (a) result in a violation of the organizational documents of such party, as applicable, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such party is a party, or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such party, except in the case of clauses (b) and (c), for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such party to perform its obligations hereunder.

10.5

Legal Counsel.  Such party has been advised to seek legal counsel, engage a financial advisor, seek tax counsel and receive GAAP and tax advice from accountants in connection with this Agreement and the Ancillary Agreements.  Each party has relied on its own advisors and legal counsel and not on any other party to this Agreement in entering into this Agreement and the Ancillary Agreements.

11.	Publicity Regarding Settlement: News Release.

11.1

Characterization of Separation. Each party agrees that in characterizing or describing the settlement and resolution of the matters contemplated hereby, including the terms and conditions of this Agreement, neither party will make any statements to third parties that such party has been successful, attained a victory or prevailed in any of these matters or make any characterization to that effect. Each party acknowledges that this Agreement is the product of a compromise, a good outcome for all parties and that none of them has attained a victory or prevailed in the matters described herein.

11.2

Press Release; SEC Filings. GEC shall within one business day following the Effective Date issue a press release substantially in the form attached hereto as Annex 6. GEC will file with the SEC an unredacted copy of this Agreement and the Ancillary Agreements in a Form 8-K.  GEC shall provide MCM with a reasonable opportunity to review and comment on such Form 8-K in advance of filing and shall accept any such reasonable and timely comments of MCM.  MCM and Steinberg will file with the SEC an unredacted copy of this Agreement and the applicable Ancillary Agreements in an amendment to Schedule 13D.  MCM shall provide GEC with a reasonable opportunity to review and comment on such amendment in advance of filing and shall accept any such reasonable and timely comments of GEC.

12.	Miscellaneous

12.1

Additional Assurances. Each party agrees to execute, acknowledge and deliver such further instruments, and to do such other acts, as may be reasonably necessary in order to carry out the intent and purposes of this Agreement.

12.2

Compromise and Settlement. This Agreement is entered into solely by way of compromise and settlement of all outstanding matters among the parties as of the Effective Date and is not and shall not be construed as an admission of liability, responsibility or fault by any party.

12.3	Expenses. All costs and expenses incurred in connection with this Agreement and the separation contemplated hereby shall be paid by the party incurring such costs and expenses.

12.4	Choice of Law. This Agreement will be governed by the Laws of the State of Delaware that are applicable to contracts made in and performed solely in Delaware.

12.5	Enforcement.

(a)

Any dispute arising under, related to or otherwise involving this Agreement or the transactions contemplated hereby will be litigated in the Court of Chancery of the State of Delaware. The parties agree to submit to the jurisdiction of the Court of Chancery of the State of Delaware, waive any objection on the basis of inconvenient forum or improper venue and waive trial by jury. The parties do not consent to mediate any disputes before the Court of Chancery.

(b)

Notwithstanding the foregoing, if there is a determination that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over any dispute arising under this Agreement, the parties agree that: (i) such dispute will be adjudicated only by, and will be subject to the exclusive jurisdiction and venue of, the Superior Court of Delaware of and for the County of New Castle; (ii) if the Superior Court of Delaware does not have subject matter jurisdiction over such dispute, then such dispute will be adjudicated only by, and will be subject to the exclusive jurisdiction and venue of, the Complex Commercial Litigation Division of the Superior Court of the State of Delaware of and for the County of New Castle; and (iii) if the Complex Commercial Litigation Division of the Superior Court of the State of Delaware does not have subject matter jurisdiction over such dispute, then such dispute will be adjudicated only by, and will be subject to the exclusive jurisdiction and venue of, the United States District Court for the State of Delaware.

(c)

Each of the parties irrevocably (i) consents to submit itself to the personal jurisdiction of the Delaware courts in connection with any dispute arising under this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for relief from the Delaware courts or any other court or governmental body and (iii) agrees that it will not bring any action arising under this Agreement in any court other than the Delaware courts. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF THIS AGREEMENT, THE NEGOTIATION OR ENFORCEMENT HEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(d)

Process may be served in the manner specified in Section 12.6, such service will be deemed effective on the date of such notice, and each party irrevocably waives any defenses or objections it may have to service in such manner.

(e)

The parties irrevocably stipulate that irreparable damage would occur if any of the provisions of this Agreement were not performed per their specific terms. Accordingly, each party will be entitled to specific performance of the terms hereof in addition to any other remedy to which it is entitled at law or in equity.

(f)

The court shall award attorneys’ fees and expenses and costs to the substantially prevailing party in any action (including appeals) for the enforcement or interpretation of this Agreement. If there are cross claims in such action (including appeals), the court will determine which party is the substantially prevailing party as to the action as a whole and award fees, expenses and costs to such party.

12.6

Notices.  All notices and other communications hereunder will be in writing in the English language and will be deemed given when delivered personally or by an internationally recognized courier service, such as DHL, to the parties at the following addresses (or at such other address for a party as may be specified by like notice):

(a)	If to GEC, GECM, GP Corp:c/o Great Elm Capital Group, Inc.

800 South Street, Suite 230

Waltham, MA 02453

Attention: General Counsel; with a copy

(which shall not constitute notice) to:Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Attention: Michael J. Mies; and

(b)	If to Reed or Kleinman:Adam M. Kleinman

Great Elm Capital Management, Inc.

800 South Street, Suite 230

Waltham, MA 02453; with a copy

(which shall not constitute notice) to:Boies, Schiller Flexner LLP

575 Lexington Avenue, 7th Floor

New York, NY 10022

Attention: Eric Brenner; and

(c)	if to Steinberg, any Mast Fund, MCM or IA:c/o MAST Capital Management, LLC

31 St. James Avenue, 6th Floor

Boston, MA 02116

Attention: David J. Steinberg.

12.7

No Third Party Beneficiaries.  Except to the extent provided in Section 9.2, this Agreement is solely for the benefit of the parties. Except to the extent provided in Section 9.2, no other person will be entitled to rely on this Agreement or to anticipate the benefits of this Agreement as a third party beneficiary hereof.

12.8

Assignment.  Except as provided in this Section 12.8, no party may assign, delegate or otherwise transfer this Agreement or any rights or obligations under this Agreement in whole or in part (whether by operation of law or otherwise), without the prior written content of the other parties hereto. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any assignment in violation of this Section 12.8 will be null and void.

12.9

No Waiver.  No failure or delay in the exercise or assertion of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, or create an estoppel with respect to any breach of any representation, warranty or covenant herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

12.10

Severability.  Any term or provision hereof that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares any term or provision hereof invalid, void or unenforceable, the court or other authority making such determination will have the power to and will, subject to the discretion of such body, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

12.11	Amendment. To be valid against any party, a waiver, extension, amendment, modification or supplement of this Agreement must be in an instrument in writing signed by such party.

12.12

Entire Agreement.  This Agreement, the Ancillary Agreements and Indaba Agreements contain the entire agreement of the parties and supersedes all prior and contemporaneous agreements, negotiations, arrangements, representations and understandings, written, oral or otherwise, between the parties with respect to the subject matter hereof.

12.13

Counterparts.  This Agreement may be executed in one or more counterparts (whether delivered by electronic copy or otherwise), each of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the parties and delivered to the other party. Each party need not sign the same counterpart.

12.14

Construction and Interpretation.  When a reference is made in this Agreement to a section or article, such reference will be to a section or article of this Agreement, unless otherwise clearly indicated to the contrary. Whenever the words “include,” “includes” or “including” are used in this Agreement they will be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article and section references are references to the articles and sections of this Agreement, unless otherwise specified. The plural of any defined term will have a meaning correlative to such defined term and words denoting any gender will include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning. A reference to any legislation or to any provision of any legislation will include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation. If any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. No prior draft of this Agreement will be used in the interpretation or construction of this Agreement. Headings are used for convenience only and will not in any way affect the construction or interpretation of this Agreement.

[SIGNATURE PAGES FOLLOW]

This Agreement has been duly executed and delivered as of the date first written above.

Great Elm Capital Group, Inc.Great Elm Capital Management, Inc.

By:/s/ Richard S. ChernicoffBy:/s/ Richard S. Chernicoff

Name:Richard S. ChernicoffName:Richard S. Chernicoff

Title:Chief Executive OfficerTitle:Chief Executive Officer

GECC GP Corp.

By:/s/ Richard S. Chernicoff

Name:Richard S. Chernicoff

Title:Treasurer

MAST Capital Management LLCMAST CAPITAL MANAGEMENT IA Holdings LLC

By:/s/ David SteinbergBy:/s/ David Steinberg

Name:  David SteinbergName:  David Steinberg

Title:Managing MemberTitle:  Managing Member

mast credit opportunities IMast OC I Master Fund L.P.

master fund limited

By Mast Capital Management, LLC, By Mast Capital Management, LLC,

its investment managerits investment manager

By:/s/ David SteinbergBy:/s/ David Steinberg

Name:  David SteinbergName:  David Steinberg

Title:Managing MemberTitle:  Managing Member

Mast Select Opportunities Mast Admiral Master Fund, L.P.

Master Fund, L.P.

By Mast Capital Management, LLC, By Mast Capital Management, LLC,

its investment managerits investment manager

By:/s/ David SteinbergBy:/s/ David Steinberg

Name:  David SteinbergName:  David Steinberg

Title:Managing MemberTitle:  Managing Member

/s/ David J. Steinberg

David J. Steinberg

/s/ Peter A. Reed

Peter A. Reed

/s/ Adam M. Kleinman

Adam M. Kleinman

Annex 1

AMENDED AND RESTATED SENIOR SECURED NOTE

$3,300,000	September 18, 2017

FOR VALUE RECEIVED, GECC GP Corp, a Delaware corporation (“Obligor”), hereby unconditionally promise to pay to the order of MAST Capital Management, LLC, a Delaware limited liability company (“MAST”), and each other holder from time to time party hereto (together with MAST, each, a “Holder” and collectively, the “Holders”), the aggregate principal amount of THREE MILLION THREE HUNDRED THOUSAND DOLLARS AND NO/100s ($3,300,000), together with all accrued and unpaid interest, fees, expenses and costs at the rate and payable in the manner stated herein. Capitalized terms used herein without definition shall have the meanings given to such terms in this Senior Secured Note (as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time, this “Note”).

WHEREAS, Obligor and MAST entered into a Senior Secured Note, dated November 3, 2016 in an original aggregate principal amount of $10,824,000 (the “Original Note”).

WHEREAS, concurrent with the execution and delivery of this Note, Obligor, Holder and others are delivering a Separation Agreement (the “Separation Agreement”) that provides for, among other things, the amendment and restatement of the Original Note and cancellation of interest thereon for this Note.

NOW, THEREFORE, subject to the conditions set forth in this Agreement, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows

1.Definitions.  All capitalized terms used herein without definition shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Collateral Assignment” means, that certain Collateral Assignment of Profit Sharing Agreement, dated as of November 3, 2016, between Obligor and Holders, as amended by the Separation Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which Banks in New York City are authorized or obligated by applicable law or executive order to close.

“Change of Control” means an event or series of related events pursuant to which (a) Great Elm Capital Group, Inc. ceases to own and control legally and beneficially at least fifty eighty (80%) of the outstanding equity securities of Obligor entitled to vote for the board of directors or equivalent governing body of Obligor on a fully diluted basis or (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Obligor cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in

Annex 1-1

clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Collateral” means all of the “Collateral” referred to in Section 11 of this Note and all other property that is intended under the terms of this Note to be subject to Liens in favor of the Holder to secure the Obligations.

“Dollars” and “$” means lawful money of the United States of America.

“Effective Date” has the meaning set forth in the Separation Agreement.

“Event of Default” means any event or condition referred to in Section 6.

“GECM” means Great Elm Capital Management, Inc., a Delaware corporation.

“LIBOR” means the ninety day British Bankers Association London Interbank Offered Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of each calendar quarter occurring between September 18, 2017 and the earlier of (i) repayment in full in cash of the Obligations and (ii) the Maturity Date, for Dollar deposits (for delivery on the first day of such 90 day period) with a term equivalent to such 90 day period.  If BBA LIBOR is no longer published then the parties shall select a spread over United States Treasury Notes that most closely represents BBA LIBOR from the Effective Date to the date BBA LIBOR is no longer published.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) of the Obligor; (b) a material impairment of the ability of Obligor to perform its obligations under this Note; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Obligor of the Note.

“Maturity Date” means November 3, 2026.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, Obligor arising under this Note, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Obligor or of any proceeding under any bankruptcy law naming Obligor as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Profit Agreement” means that certain Profit Sharing Agreement, dated as of the date

Annex 1-2

hereof, by and between GECM and Obligor, as may be amended, restated supplemented or otherwise modified in accordance with the terms hereof.

“Required Holders” means, at any time, Holders holding more than 50% of the aggregate outstanding principal amount of the Note.

2.The Note.

(a)The Obligor shall pay cash interest on the Note at the rate of LIBOR plus three percent per annum in advance on the first Business Day of each calendar quarter following the Effective Date.  All computations of interest and fees for the Note shall be made on the basis of a 360-day year and actual days elapsed.

(b)The entire principal balance of the Note, together with all accrued but unpaid interest, fees, expenses, costs and other Obligations, shall be due and payable on a pro rata basis to the Holders on the Maturity Date.

(c)The Obligor shall make all payments under this Note when due in immediately available funds in Dollars without setoff, recoupment or deduction and regardless of any counterclaim or other defense. Any amounts repaid or repaid in respect of the Note may not be reborrowed.

(d)Upon the occurrence and during the continuance of an Event of Default, the outstanding principal balance on the Note, all accrued interest thereon and all other Obligations shall bear interest at a rate equal to the rate otherwise applicable thereto plus two percent (the “Default Rate”).

(e)Upon receipt of any cash proceeds, insurance proceeds, condemnation awards or indemnity or other payments in connection with any of the following, the Obligor shall prepay the Note on a pro rata basis in an amount equal to 100% of such cash proceeds immediately upon receipt thereof: (1) dispositions of any material property or assets of Obligor, (2) the sale or issuance of any membership interests in the Obligor or any of its subsidiaries and (3) the incurrence or issuance by the Obligor of any indebtedness (other than the Note). Prepayments made under this Section 2(e) shall be applied: first, to any fees and expenses of Holders, second, to any accrued and unpaid interest on the Note, third, to the outstanding principal amount of the Note and fourth, to all other Obligations. Notwithstanding the foregoing, this Section 2(e) shall not apply to the Obligor’s receipt of proceeds under the Profit Agreement or the reinvestment thereof, subject to Section 5(c).

(f)The Obligor may, upon concurrent written notice to the Holders, at any time voluntarily prepay the Note on a pro rata basis in whole or in part in an amount equal to the outstanding principal amount of the Note then being repaid, together with any accrued and unpaid interest thereon to the prepayment date.

(g)The Obligor shall make a mandatory annual amortization payment on the outstanding principal amount of the Note on a pro rata basis within 30 days of each fiscal year end of Obligor in the aggregate amount of $76,000 per annum.

(h)All payments in respect of principal, interest or fees on the Note shall be made pro rata to the Holders in accordance with the outstanding principal amount of the Note held by each

Annex 1-3

Holder.

(i)The Note and of all other Obligations shall be evidenced by one or more accounts or records maintained by Holders.  The accounts or records maintained by Holders shall be conclusive absent manifest error.

(j)Notwithstanding any provision in this Note, it is not the parties’ intent to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that the Obligor have actually paid to the Holders an amount of interest in excess of the amount that would have been payable if all of the Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by the Obligor shall be applied as follows: first, to the payment of Holders’ accrued interest, cost, expenses, professional fees and any other Obligations; second, to the payment of outstanding principal on the Note; and third, after all Obligations are repaid, the excess (if any) shall be refunded to the Obligor.

(k)Any and all payments by or on account of the Obligor under the Note shall be made in cash in Dollars and shall, to the extent permitted by applicable law, be made free and clear of and without reduction or withholding for any taxes.  If Obligor or the Holders shall be required by law to withhold or deduct any taxes, the sum payable by the Obligor shall be increased as necessary so that after any required withholding or deduction, the Holder receives an amount equal to the sum it would have otherwise received, unless such withholding is as a result of Holder not being a US Person for federal income tax purposes.

3.Representations and Warranties.  The following representation and warranties of the Obligor shall be made on the Effective Date.

(a)The Obligor is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware.

(b)The execution, delivery and performance by the Obligor of the Note has been authorized by all necessary action and do not and will not (i) contravene the terms of the Obligor’s certificate of formation or operating agreement, (ii) conflict with or result in any breach or contravention of, or the creation of any contractual obligation or any order of any governmental authority or (iii) violate any law. The Note has been duly executed and delivered by Obligor. The Note will constitute the legal, valid, and binding obligation of Obligor, enforceable against Obligor in accordance with its terms, except that (x) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court or arbitrator before which any proceeding therefor may be brought.

(c)No approval, consent, exemption. authorization, or other action by, or notice to, or filing with any court, governmental authority or any other person or entity is required in connection with the execution, delivery and performance by the Obligor of the Note or the transactions contemplated hereby or of the exercise by any Holder of any of its rights and remedies under the Note or the conduct of its businesses.

(d)There are no actions, suits, proceedings, claims or disputes pending or, to the

Annex 1-4

knowledge of the Obligor after due and diligent investigation, threatened or contemplated, at law (including environmental laws), in equity, in arbitration or before any governmental authority, by or against the Obligor or against any of its properties or revenues that either individually or in the aggregate, if determined adversely, could be expected to have a Material Adverse Effect.

(e)No Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Note.

(f)The Obligor has all licenses, permits and other governmental approvals required in order to operate its business as presently contemplated and no license, permit or other governmental approval has been revoked, suspended, expired or otherwise impaired or is subject to investigation or other inquiry.

(g)The property and assets of the Obligor are subject to no Liens other than Liens permitted under Section 5(a).

(h)The Obligor has incurred no indebtedness other than indebtedness permitted under Section 5(b).

(i)The Obligor has filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable.

(j)The Obligor has disclosed to the Holders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of Obligor in connection with the transactions contemplated hereby and the negotiation of this Note (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or material omissions of fact.

(k)Except as contemplated in the Separation Agreement, no event, circumstance or condition has occurred since November 6, 2016 that could have a Material Adverse Effect.

4.Affirmative Covenants.

(a)The Obligor shall, as soon as available, but in any event within 90 days after the end of each fiscal year of the Obligor, provide to the Holders, a copy of the balance sheet of Obligor as at the end of such year and the related statements of income.

(b)The Obligor shall, as soon as available, but in any event within 60 days after the end of each fiscal quarter of the Obligor, provide to the Holders (i) a reasonably detailed report showing all revenues received by Obligor from GECM pursuant to the Profit Agreement, and (ii) all expenses of Obligor, in each case, in respect of such calendar quarter.

(c)The Obligor shall promptly deliver to the Holder, in form and substance satisfactory to the Holders, copies of (i) any audit reports, management letters or recommendations submitted to Obligor by accountants in connection with the accounts or books of the Obligor, (ii) each annual report, financial statement, report or communication sent to any member or manager of the

Annex 1-5

Obligor, and (iii) such additional information regarding the business, financial legal or corporate affairs of the Obligor that the Holder may request.

(d)The Obligor shall promptly notify the Holder of (i) the occurrence of any Event of Default, (ii) of any matter that could reasonably be expected to have a Material Adverse Effect, or (iii) the commencement of any actions, suits, proceedings, claims or disputes affecting the Obligor that could reasonably be expected to have a Material Adverse Effect. Each notice pursuant to this Section shall be made setting forth all reasonably requested detail requested by the Holder but the Obligor shall not be required to waive attorney client privilege or other evidentiary privilege in connection therewith.

(e)The Obligor shall promptly pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Obligor; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

(f)The Obligor shall preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the State of Delaware; (b) take all action to maintain all rights, privileges, permits and licenses necessary or desirable in the normal conduct of its business and (c) preserve or renew any of Obligors registered patents, trademarks, trade names and service marks.

(g)The Obligor shall comply in all respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted.

(h)The Obligor shall maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Obligor.

(i)The Obligor shall permit representatives of the Holders to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and accountants, all at the expense of the Obligor and at such reasonable times during normal business hours and as often as may be reasonably desired.  The Obligor shall not be required to waive attorney client privilege or other evidentiary privilege in connection therewith.

(j)This Note has been extended by the Holders solely in connection with the transactions contemplated by the Separation Agreement and not in contravention of applicable law.

5.Negative Covenants.

(a)The Obligor shall not create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Liens pursuant this Note.

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(b)The Obligor shall not create, incur, assume or suffer to exist any indebtedness other than (i) indebtedness and other Obligations pursuant to the Note and (ii) indebtedness incurred in the ordinary course of the Obligor’s business that does not exceed $10,000 in the aggregate at any time.

(c)Without the prior consent of the Required Holders, the Obligor shall not make any investments other than (i) cash, (ii) certificates of deposits insured by FDIC, (iii) deposit accounts and money market accounts insured by FDIC, (iv) U.S. treasuries, (v) shares of common stock of Great Elm Capital Corp. and (vi) other investments approved by a majority of the independent directors of Great Elm Capital Group, Inc., including at least one director nominated pursuant to the Indaba Agreements (as defined in the Separation Agreement), if any.

(d)The Obligor shall not merge, dissolve, liquidate, consolidate with or into another entity, or dispose, sell or transfer (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any person or entity.

(e)The Obligor shall not change its legal name, jurisdiction of organization, entity type or place of business without the prior written consent of the Holder.

(f)The Obligor shall not dispose, sell or transfer any of its assets, other than investments (excluding, for the avoidance of doubt, the Profit Agreement) sold in the ordinary course of business.

(g)The Obligor shall not make, directly or indirectly, any payment, dividend or distribution to any of its stockholders, except to the extent that stockholders have tax obligations with respect to any income generated by Obligor or the Obligor’s business.

(h)The Obligor shall not issue or sell any shares to any person or entity without the prior written consent of the Required Holders and provided that the proceeds from such sale or issuance are applied to prepay the Note in accordance with Section 2(e).

(i)The Obligor shall not enter into any transaction of any kind with any Affiliate thereof, whether or not in the ordinary course of business, other than (i) the transactions contemplated by this Note, the Acquisition Agreement, the Separation Agreement and the Profit Agreement, (ii) a tax sharing agreement providing for the Obligor to pay to an Affiliate amounts in respect of taxes that would have been owed by the Obligor if the Obligor filed tax returns on a stand-alone basis and (iii) any other transaction that is on fair and reasonable terms substantially as favorable to Obligor as would be obtainable by Obligor in a comparable arm’s length transaction with an unrelated third party, as determined by the board of directors of Obligor.

(j)The Obligor shall not enter into any contractual obligation that prohibits the Obligor from creating, incurring, assuming or suffering to exist the indebtedness or Liens contemplated hereby.

(k)The Obligor shall not engage in any material line of business substantially different from the line of business contemplated by Obligor on the date hereof.

(l)The Obligor shall not amend the Profit Agreement or the Acquisition Agreement without the consent of the Required Holders.

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6.Events of Default.  Any of the following shall constitute an Event of Default:

(a)Obligor fails to pay (i) when and as required to be paid herein, any amount of principal of the Note, or (ii) within three days after the same becomes due, any interest on the Note,  any fee due hereunder, or any other amount payable hereunder.

(b)The Obligor fails to perform or observe any other term, covenant or agreement contained in this Note not specifically addressed in this Section 6 and such failure has not been cured within 30 calendar days of receipt by Obligor of written notice from Holder thereof.

(c)Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Obligor herein, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made.

(d)The termination of existence, dissolution, winding up or liquidation of Obligor.

(e)The Obligor institutes or consents to the institution of any proceeding under any bankruptcy law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Obligor and the appointment continues undischarged or unstayed for 30 calendar days; or any proceeding under any bankruptcy law relating to the Obligor or to all or any material part of its property is instituted without the consent of the Obligor and continues undismissed or unstayed for 30 calendar days, or an order for relief is entered in any such proceeding.

(f)The Obligor becomes unable or admits in writing its inability or fails generally to pay its debts as they become due.

(g)There is entered against the Obligor one or more final judgments or orders for the payment of money  or any one or more non-monetary final judgments that have, individually or in the aggregate, a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of 30 consecutive calendar days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

(h)Any material provision of this Note, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or Obligor or any other Person contests in any manner the validity or enforceability of any provision of this Note; or Obligor denies that it has any or further liability or obligation under this Note; or Obligor seeks to challenge or assert the invalidity of any Lien granted hereunder on the Collateral, or purports to revoke, terminate or rescind any provision of this Note.

(i)There occurs any Change of Control.

(j)There occurs a material breach by Obligor or GECM under the Acquisition Agreement or the Profit Agreement that has not been cured (to the extent capable of being cured) by Obligor or GECM, as applicable, within 10 business days written notice of such material breach from Holders to Obligor or GECM, as the case may be, or any of such agreements is terminated.

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7.Remedies.

(a)If any Event of Default occurs and is continuing, the Holders may, upon written notice to Obligor, take any or all of the following actions: (i) declare the unpaid principal amount of the Note, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder to be immediately due and payable, without presentment, demand, protest, notice or defense of any kind, all of which are hereby expressly waived by the Obligor; or (ii) exercise all rights and remedies available to the Holders under this Note and all rights and remedies under applicable law; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Obligor under any bankruptcy law, the unpaid principal amount of the Note and all interest and other amounts as aforesaid shall automatically become due and payable without any requirement of notice or other action by Holders.

(b)No failure by any Holder to exercise, and no delay by any Holder in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.Application of Funds.  After the exercise of remedies provided for in Section 7 (or after the Note has automatically become immediately due and payable as set forth in the proviso to Section 7(a)), any amounts received on account of the Obligations shall be applied by the Holders on a pro rata basis in the order that they shall determine in their sole discretion.

9.Application Amendments; Waivers.   No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Obligor or therefrom, shall be effective unless in writing signed by the Required Holders and the Obligor, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, without the prior written consent of each Holder:

(i)extend the Maturity Date or postpone any date scheduled for payment of principal or interest of this Note, or any fee payable to any Holder;

(ii)reduce the principal amount of this Note or the rate of interest applicable to this Note owing to a Holder or reduce any fee payable to any Holder, without the prior written consent of such Holder (except that Required Holders may elect to waive or rescind any imposition of the Default Rate);

(iii)alter, amend or modify this Section 9; or alter the definition of “Required Holders”, in each case, without the prior written consent of all Holders;

(iv)alter, amend or modify any provision providing for the pro rata application of payments to the Holders;

(v)subordinate the Note in right of payment or lien priority; or

(vi)release all or substantially all of the Collateral.

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(b)Any such amendment or waiver shall apply equally to each Holder and shall be binding upon the Obligor, the Holders and all future holders of the Obligations.  In the case of any waiver, Obligor and Holders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(c)If the consent of any Holder is requested pursuant to this Section 9 and such consent is denied (a “Non-Consenting Holder”), then the Required Holders may elect to assign any Non-Consenting Holder’s interest in the Note pro rata to any other Holder who wishes to purchase such non-consenting Holder’s Note (collectively, “Participating Holders”) or to any other Person designated by the Required Holders (a “Designated Holder”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Non-Consenting Holder.  In the event the Required Holders elect to require any Non-Consenting Holder to assign its Note to Participating Holders or to the Designated Holder, Agent will so notify such Holder in writing within thirty (30) days following such Non-Consenting Holder’s denial, and such Non-Consenting Holder will assign its interest to Participating Holders or the Designated Holder no later than five (5) days following receipt of such notice pursuant to an Assignment Agreement executed by such Non-Consenting Holder, the Participating Holders or the Designated Holder, as applicable.

10.Assignment.  Any Holder may, without consent of the Obligor, at any time assign to any holder of its membership interests or sell participations to one or more persons or entities all or a portion of its rights under this Agreement (including all or a portion of its right of repayment of the Note and the other Obligations) pursuant to an assignment and assumption agreement in substantially the form of Exhibit A hereto.  If requested by any Holder, Obligor shall execute one or more new notes substantially in the form hereof to reflect any assignment of the Note in accordance with this Section 10.

11.Security Interest.

(a)All capitalized terms used in this Section 11 without definition shall have the meanings given to such terms under the Uniform Commercial Code of the State of Delaware (the “Code”).

(b)To secure the prompt and complete payment, performance and observance of all of the Obligations, Obligor hereby grants, assigns, conveys, mortgages, pledges, hypothecates and transfers to Holder, a Lien upon all of its right, title and interest in, to and under the Profit Agreement and all Proceeds thereof (the “Collateral”).

(c)Holders’ Rights; Limitations on Holders’ Obligations.

(i)It is expressly agreed by Obligor that, anything herein to the contrary notwithstanding, Obligor shall remain liable under each of its Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder.  Holders shall not have any obligation or liability under any Contract by reason of or arising out of this Note or the granting herein of a Lien thereon or the receipt by Holders of any payment relating to any Contract pursuant hereto.  Holders shall not be required or obligated in any manner to perform or fulfill any of the obligations of Obligor under or pursuant to any Contract, or to make any payment, or to make

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any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Contract, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(ii)Holders may at any time after an Event of Default has occurred and is continuing, notify GECM (or any assignee or successor thereto or other counterparty under the Profit Agreement) that Holders have a security interest in the Profit Agreement, and that payments thereunder shall be made directly to Holders; provided Holders shall also provide notice to Obligor within 10 business days of delivering such notice to GECM.  Once any such notice has been given, the Obligor shall not give any contrary instructions to GECM (or any assignee or successor thereto or other counterparty under the Profit Agreement) without Requisite Holders’ prior written consent.

(iii)At any time after of Event of Default, Holders’ may, upon reasonable notice to Obligor, in Holders’ own names, or in the name of a nominee of Holders communicate with GECM (or any assignee or successor thereto or other counterparty under the Profit Agreement) to verify with such Persons, to Holders’ satisfaction, the existence, terms of, supporting detail for, and any other matter relating to, the Profit Agreement.

(d)Representations and Warranties.  Obligor represents and warrants that:

(i)Obligor has rights in and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder free and clear of any and all Liens other than Liens permitted under the Note.

(ii)No effective security agreement, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is on file or of record in any public office, except such as may have been filed by Obligor in favor of Holders pursuant to this Note.

(iii)This Note is effective to create a valid and continuing Lien on and, upon the filing of the Financing Statement, a perfected Lien in favor of Obligor on the Collateral with respect to which a Lien may be perfected by filing pursuant to the Code.  Such Lien is prior to all other Liens and is enforceable as such as against any and all creditors of and purchasers from Obligor.  All action by Obligor necessary or desirable to protect and perfect such Lien on each item of the Collateral has been duly taken.

(iv)obligor’s name as it appears in official filings in the state of its incorporation or organization, the type of entity of obligor, organizational identification number issued by obligor’s state of incorporation or organization, obligor’s state of organization or incorporation, the location of obligor’s chief executive office, principal place of business, and the locations of its books and records concerning the Collateral as provided to holders on or prior to the date hereof are complete, true and correct in  all respects. obligor has only one state of incorporation or organization.

(e)Obligor covenants and agrees with each Holder that from and after the date of this Note and until full and final repayment in cash of the Obligations:

(i)At any time and from time to time, upon the written request of Holders and

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at the sole expense of Obligor, Obligor shall promptly and duly execute and deliver any and all such further instruments and documents and take such further actions as Holders may reasonably require to obtain the full benefits of this Note and of the rights and powers herein granted, including (A) using its best efforts to secure all consents and approvals necessary or appropriate for the assignment to or for the benefit of Holders of any Contract held by Obligor comprising part of the Collateral and to enforce the security interests granted hereunder; and (B) filing any financing or continuation statements under the Code with respect to the Liens granted hereunder.

(ii)Unless Holders shall otherwise consent in writing (which consent may be revoked), Obligor shall deliver to Holders all Collateral consisting of negotiable Documents, certificated securities, Chattel Paper and Instruments (in each case, accompanied by stock powers, allonges or other instruments of transfer executed in blank) promptly after Obligor receives the same.

(iii)Obligor hereby irrevocably authorizes Holders at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (A) indicate the Collateral (x) as described in this Section 11, or (y) as being of an equal or lesser scope or with greater detail, and (B) contain any other information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement or amendment, including whether Obligor is an organization, the type of organization and any organization identification number issued thereto.  Obligor agrees to furnish any such information to the Holders promptly upon request.  Obligor also ratifies its authorization for the Holders to have filed in any Uniform Commercial Code jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(iv)Obligor shall keep and maintain, at its own cost and expense, satisfactory and complete records of the Collateral, including a record of any and all payments received and any and all credits granted with respect to the Collateral and all other dealings with the Collateral.  Obligor shall mark its books and records pertaining to the Collateral to evidence this Note and the Liens granted hereby.  If Obligor retains possession of any Chattel Paper or Instruments with Holders’ consent, such Chattel Paper and Instruments shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of MAST Capital Management, LLC.”

(v)In all material respects, Obligor will perform and comply with all obligations in respect of the Collateral and all other agreements to which it is a party or by which it is bound relating to the Collateral.

(vi)Obligor will not create, permit or suffer to exist, and Obligor will defend the Collateral against, and take such other action as is necessary to remove, any Lien on the Collateral, and will defend the right, title and interest of Obligor in and to any of Obligor’s rights under the Collateral against the claims and demands of all Persons whomsoever.

(vii)Obligor will not sell, license, lease, transfer or otherwise dispose of any of the Collateral, or attempt or contract to do so except as permitted by the Note.

(viii)Obligor will, if so requested by Holders from time to time, furnish to Holders statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Holders may reasonably request, in such detail as Holders may reasonably specify.

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(ix)Obligor will advise Holders promptly, in reasonable detail, (i) of any Lien or claim made or asserted against any of the Collateral which could reasonably be expected to have a Material Adverse Effect, and (ii) of the occurrence of any other event which would have a Material Adverse Effect on the aggregate value of the Collateral or on the Liens created hereunder.

(x)Without limiting any other restrictions that may be set forth in this Note, Obligor shall not reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the date hereof without the prior written consent of Holders.

(xi)Obligor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of Holders and agrees that it will not do so without the prior written consent of Holders, subject to Holders rights under Section 9-509(d)(2) of the Code.

(f)Rights and Remedies Upon Default.

(i)In addition to all other rights and remedies granted to it under this the Note and under any other instrument or agreement securing, evidencing or relating to any of the Obligations, if any Event of Default shall have occurred and be continuing, Holders may exercise all rights and remedies of a secured party under the Code.  Without limiting the generality of the foregoing, Obligor expressly agrees that in any such event Holders, without demand of performance or other demand, advertisement or notice of any kind to or upon Obligor or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the Code and other applicable law), may forthwith enter upon the premises of Obligor where any Collateral is located through self-help, without judicial process, without first obtaining a final judgment or giving Obligor or any other Person notice and opportunity for a hearing on Holders’ claim or action and may collect, receive, assemble, process, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, license, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, at any exchange at such prices as it may deem acceptable, for cash or on credit or for future delivery without assumption of any credit risk.  Holders shall have the right upon any such sales to purchase the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption Obligor hereby releases.  Such sales may be adjourned and continued from time to time with or without notice.

(ii)Holders shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale to the Obligations as provided in this Note, and only after so paying over such net proceeds, and after the payment by Holders of any other amount required by any provision of law, need Holders account for the surplus, if any, to Obligor.  To the maximum extent permitted by applicable law, Obligor waives all claims, damages, and demands against Holders arising out of the repossession, retention or sale of the Collateral except such as arise solely out of the gross negligence or willful misconduct of Holders as finally determined by a court of competent jurisdiction.  Obligor shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations, including any attorneys’ fees and other expenses incurred by Holders to collect such deficiency.

(iii)Obligor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Note or any Collateral.

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(iv)The Holders shall not be required to make any demand upon, or pursue or exhaust any of their rights or remedies against, Obligor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof.  The Holders shall not be required to marshal the Collateral or any guarantee of the Obligations or to resort to the Collateral or any such guarantee in any particular order, and all of its and their rights hereunder shall be cumulative.  To the extent it may lawfully do so, Obligor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against Holders, any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Note, or otherwise.

(g)Obligor hereby appoints Holders as its attorney-in-fact hereunder and authorizes Holders to take all such actions as they may deem necessary or desirable with respect to the Collateral in accordance with the terms of this Note.  The power of attorney granted hereby is a power coupled with an interest and shall be irrevocable until the full and final payment in cash of the Obligations.  The powers conferred on Holders under this power of attorney are solely to protect Holders’ interests in the Collateral and shall not impose any duty upon Holders to exercise any such powers.  Lender agrees that (x) it shall not exercise any power or authority granted under this power of attorney unless an Event of Default has occurred and is continuing, and (y) Holders shall account for any moneys received by Holders in respect of any foreclosure on or disposition of Collateral pursuant to this power of attorney provided that Holders shall not have any duty as to any Collateral, and Holders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers.  NONE OF HOLDERS OR THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, SHAREHOLDERS, MANAGERS, MEMBERS, AGENTS OR REPRESENTATIVES SHALL BE RESPONSIBLE TO OBLIGOR FOR ANY ACT OR FAILURE TO ACT UNDER ANY POWER OF ATTORNEY OR OTHERWISE, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE SOLELY TO THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION, NOR FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

(h)In any suit, proceeding or action brought by Holders relating to any Collateral for any sum owing with respect thereto or to enforce any rights or claims with respect thereto, Holders will defend, indemnify and hold Holders harmless from and against all expense (including reasonable attorneys’ fees and expenses), loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of any Person obligated on the Collateral, arising out of a breach by Obligor of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to, or in favor of, such obligor or its successors from Obligor, except in the case of Holders, to the extent such expense, loss, or damage is attributable solely to the gross negligence or willful misconduct of Holders as finally determined by a court of competent jurisdiction. All such obligations of Obligor shall be and remain enforceable against and only against Obligor and shall not be enforceable against Holders.

(i)This Note and the Liens granted hereunder shall remain in full force and effect and continue to be effective should any petition be filed by or against Obligor for liquidation or reorganization, should Obligor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of Obligor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law,

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rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

12.Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail to the following address or such other address as Obligor or Holder may designate in writing from time to time:

(a)Obligor:c/o GECC GP Corp.

800 South Street, Suite 230

Waltham, MA 02453

Attention: General Counsel

(b)Holder:c/o MAST Capital Management, LLC

31 St. James Avenue, 6th Floor

Boston, MA, 02116

Attention: David J. Steinberg

13.Waivers.  The Obligor hereby:

(a)waives presentment, demand, protest and notices of every kind and description, and defenses in the nature thereof; and

(b)waives any defenses based upon, and specifically assents to, any and all extensions and postponements of the time of payment and all other indulgences and forbearances which may be granted by the Holders to any party liable hereon.

14.Expenses; Indemnity; Damage Waiver.

(a)The Obligor shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Holders (including all fees, charges and disbursements of counsel for the Holders), in connection with the preparation, negotiation, execution, delivery and administration of this Note or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out‑of‑pocket expenses incurred by the Holders (including all  fees, charges and disbursements of any counsel for the Holders) in connection with the enforcement or protection of its rights in connection with the Note.

(b)The Obligor shall indemnify the Holders, and each of the Holders’ representatives, agents, advisors, partners, directors, officers, employees, shareholders, advisors and affiliates  (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) (collectively, “Losses”), incurred by any Indemnitee or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Note or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby

Annex 1-15

or thereby, (ii) the Note or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory; provided that Obligor shall not be responsible for any Losses resulting solely from Holders’ gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  To the fullest extent permitted by applicable law, the Obligor shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Note or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Note or the use of the proceeds thereof.

(c)The Obligor shall pay, and hold the Holders harmless from and against, any and all present and future taxes or other governmental charges with respect to amounts paid in respect of this Note, any payments due hereunder, or any collateral described therein, and save the Holders harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes or charges.  Nothing in this paragraph shall obligate the Obligor in respect of income taxes of the Holder.

(d)All amounts due under this Section shall be payable on demand therefor.  The agreements in this Section shall survive the replacement of the Holder, the termination of the Note and the repayment, satisfaction or discharge of all the other Obligations.

15.Payments Set Aside. To the extent that any payment by or on behalf of the Obligor is made to the Holder and such payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Holder in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy proceeding or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made.

16.Successors and Assigns.  The provisions of this Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Holders.

17.Counterparts; Integration; Effectiveness.  This Note may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Note constitutes the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Delivery of an executed counterpart of a signature page of this Note by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Note.

18.Severability.  If any provision of this Note is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Note shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render

Annex 1-16

unenforceable such provision in any other jurisdiction.

19.Governing Law; Consent to Jurisdiction; Waiver of Venue; Service of Process.  THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

20.Dispute Resolution.  The arbitration provisions of the Asset Purchase Agreement apply to this Note mutatis mutandis.

21.Waiver of Jury Trial. THE OBLIGOR IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS NOTE, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OR ENFORCEMENT OF ANY SUCH RIGHTS OR OBLIGATIONS.  Except as prohibited by law, each of the Obligor and the Holders waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.

22.No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof), the Obligor acknowledges and agrees that: (i) (A) the services regarding this Agreement provided by the Holders are arm’s-length commercial transactions between the Obligor, on the one hand, and the Holders, on the other hand, (B) Obligor has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Obligor is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby; (ii) (A) each Holder is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligor or any other person or entity and (B) the Holders do not have any obligation to the Obligor with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (iii) the Holders may be engaged in a broad range of transactions that involve interests that differ from those of the Obligor and Holder has no obligation to disclose any of such interests to the Obligor.  To the fullest extent permitted by law, the Obligor hereby waives and releases any claims that it may have against the Holders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Annex 1-17

EXECUTED as of the date first above written.

OBLIGOR

GECC GP Corp.

By: ______________________

Name: Richard S. Chernicoff

Title:Treasurer

HOLDERS

MAST Capital Management, LLC

By:_____________________

Name: David J. Steinberg

Title:Managing Member

Annex 1-18

Exhibit A

Form of Assignment and Assumption Agreement

THIS ASSIGNMENT AND ASSUMPTION (this “Assignment and Assumption”) dated as of [_______ __, 20__], is by and between [____________], a [__________] (“Assignor”) and [_________], a [_________] (“Assignee”).  Reference is made to that certain Promissory Note dated as of September 18, 2017 (as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Note”), made by GECC GP Corp., a Delaware corporation (“Borrower”), in favor of MAST Capital Management, LLC, a Delaware limited liability company, as lender (“MAST”). All capitalized terms used herein shall have the meanings given to such terms in the Note, receipt of a copy of which is hereby acknowledged by the Assignee.

The Assignor and Assignee agree as follows:

1.Assignor hereby assigns to Assignee, and Assignee hereby purchases and assumes from Assignor a principal amount of $[_______] of Assignor’s interest in the Note (the “Assigned Interest”), together with an interest corresponding to the Assigned Interest.  This Assignment and Assumption shall be effective as of the date indicated above (the “Effective Date”).  From and after the Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor’s obligations in respect of the Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor’s account in respect of the Assigned Interest shall be payable to or for Assignee’s account, to the extent such amounts accrue on or after the Effective Date.

2.Assignor (a) represents that as of the date hereof, (i) prior to giving effect to this assignment, the outstanding principal balance of the Note is $[________], and after giving effect to this assignment, the outstanding principal balance of its interest in the Note will be $[________], (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Note or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Note or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance by Borrower of its obligations under the Note or the related collateral documents.

3.Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption, (b) confirms that it has received copies of the Note and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption, (c) agrees that it shall, independently and without reliance upon Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Note, (d) confirms that it is a permitted assignee of the Note, (e) agrees that it will observe and perform all obligations that are required to be performed by it as a “Holder” under the Note, and (g) represents and warrants that the assignment evidenced hereby will not result in a non-exempt “prohibited transaction” under Section 406 of ERISA.

4.This Assignment and Assumption shall be governed by the laws of the State of New York without giving effect to the choice of law provisions thereof.  If any provision is found to be invalid

Annex 1-19

under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Assignment and Assumption shall remain in full force and effect.

5.Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission, or by first-class mail, shall be deemed given when sent and shall be sent as follows:

(a)If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

(b)If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):

6.Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:

(a)If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

(b)If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):

Annex 1-20

IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption as of the day and year first above written.

ASSIGNOR:

[_______]

By:________________________________

Name:

Title:

ASSIGNEE:

By: ________________________

Name:

Title:

Annex 1-21

Annex 2

September 18, 2017

ComputerShare Trust Company, N.A.

250 Royal Street

Canton, MA 02021

Ladies and Gentlemen:

This letter shall serve as our irrevocable authorization and direction to you (provided that you are the transfer agent of Great Elm Capital Group, Inc., a Delaware corporation (the “Company”), at such time and the conditions set forth in this letter are satisfied), subject to any stop transfer instructions that we may issue to you from time to time, if any,  to issue certificates representing an aggregate of 54,733 shares of common stock, par value $0.001 per share, of the Company (the “Shares”), in the name of MAST Capital Management, LLC, a Delaware limited liability company (“MCM”).

You acknowledge and agree that so long as you have received (a) written confirmation from the Company’s legal counsel that either (1) a registration statement covering resales of the Shares has been declared effective by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), or (2) the Shares have been sold in conformity with Rule 144 under the Securities Act (“Rule 144”) or are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such securities and without volume or manner-of-sale restrictions and (b) if applicable, a copy of such registration statement, then, unless otherwise required by law, within three trading days of your receipt of a notice of transfer, Shares, you shall issue the certificates representing the Shares, as the case may be, registered in the names of such holders or transferees, as the case may be, and such certificates shall not bear any legend restricting transfer of the Shares thereby and should not be subject to any stop-transfer restriction; provided, however, that if such Shares are not registered for resale under the Securities Act or able to be sold under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such securities and without volume or manner-of-sale restrictions, then the certificates for such Shares shall bear the following legend:

NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING AGREEMENT CONTAINED IN THE SEPARATION AGREEMENT, DATED SEPTEMBER 18, 2017. A COPY OF SUCH AGREEMENT MAY BE EXAMINED AT THE CORPORATION’S PRINCIPAL EXECUTIVE OFFICES.

The shares shall also bear such legends as required under the Company’s stockholders rights plan and the transfer restrictions in its certificate of incorporation.

Please be advised that MCM is relying upon this letter as an inducement to enter into a Separation Agreement and, accordingly, MCM is a third party beneficiary to these instructions.

Please execute this letter in the space indicated to acknowledge your agreement to act in accordance with these instructions.

Very truly yours,

GREAT ELM CAPITAL GROUP, INC.

By:__________________________

Name:

Title:

Acknowledged and Agreed:

COMPUTERSHARE TRUST COMPANY, N.A.

By:_________________________________

Name:

Title:

Date:

Annex 3

September 18, 2017

GECC GP Corp.

800 South Street, Suite 230

Waltham, MA 02453

Ladies and Gentlemen:

We refer to the Profit Sharing Agreement, dated as of November 3, 2016 (the “Agreement”), by and between you and us.

If GECC Net Profit is a negative number, such negative amount shall be carried forward to future periods and offset against GECC Net Profit of future periods on a first-in, first-out basis.  If there are not future positive GECC Net Profit, you will have no obligation to reimburse us for such cumulative negative GECC Net Profit.

All other provisions of the Agreement are in full force and effect and unaffected by this letter agreement.  Article 6 of the Agreement shall apply mutatis mutandis to this letter agreement.

Very truly yours,

Peter A. Reed

Chief Investment Officer

Great Elm Capital Management, Inc.

Accepted and agreed as of the date first written above.

GECC GP CORP.

By:____________________

Name:Richard S. Chernicoff

Title:Treasurer

Annex 4

THE ISSUANCE OF THIS WARRANT AND THE WARRANT SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS WARRANT AND THE WARRANT SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

Great Elm Capital Group, Inc.

Warrant to Purchase Shares of Common Stock

Number of Shares of Common Stock: 420,000

Date of Issuance: September 18, 2017 (“Issuance Date”)

Great Elm Capital Group, Inc., a Delaware corporation  (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MAST Capital Management, LLC, a Delaware limited liability company and the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price, upon surrender of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), up to 420,000 shares of Common Stock (the “Warrant Shares”).  Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 17.

This Warrant is being issued in connection with that certain Separation Agreement (the “Separation Agreement”), dated as of the Issuance Date, by and among the Company, Great Elm Capital Management, Inc.,  a Delaware corporation, GECC GP Corp., a Delaware corporation, the Holder, MAST Capital Management IA Holdings, LLC, a Delaware limited liability company (“IA”), Mast Credit Opportunities I Master Fund Limited, a Cayman Islands corporation (“Credit Opportunities”), Mast OC I Master Fund L.P., a Cayman Islands exempted limited partnership (“OC”), Mast Select Opportunities Master Fund, L.P., a Cayman Islands exempted limited partnership (“Select”), Mast Admiral Master Fund, L.P., a Cayman Islands exempted limited partnership (“Admiral” and, together with Credit Opportunities, OC and Select, and each of their respective feeder funds, alternative investment vehicles, liquidating accounts and special purpose entities, collectively, the “Mast Funds”) and the other parties signatory thereto.

1.	Exercise of Warrant

1.1	Mechanics of Exercise.

(a)

Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder, from the date that is ten (10) Trading Days following the Issuance Date up to and until the Expiration Date, in whole or in part, but in no case on more than one occasion, by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant, (ii) wire transfer to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or by wire transfer of immediately available funds and (iii) delivery of this Warrant to the Company for cancellation with delivery of the related Exercise Notice. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and forfeit of the right to purchase any remaining Warrant Shares.  This Warrant may be exercised by the Holder on behalf of itself or any of the Mast Funds (a “Designee”).

(b)

Subject to the Holder or its Designee having delivered documentation reasonably requested by the Company’s transfer agent, on or before the third Trading Day following the date on which the Company has received each of the Exercise Notice and the wire transfer of the Aggregate Exercise

Price and this Warrant (the “Exercise Delivery Documents”), the Company shall credit to the Holder’s or its Designee’s account with the Company’s transfer agent the number of shares of Common Stock to which the Holder or its Designee is entitled pursuant to such exercise.

(c)

Upon delivery of the Exercise Delivery Documents, the Holder or its Designee shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s or its Designee’s account.

(d)

The Company shall pay any and all taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant; provided, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder or its Designee or any transfer of this Warrant from the Holder to a Designee. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or Holder or its Designee receiving Warrant Shares upon exercise hereof.

1.2

Exercise Price. For purposes of this Warrant, “Exercise Price” means the simple average of the Weighted Average Price of the Common Stock for the ten (10) consecutive Trading Days ending on and including the Trading Day immediately prior to the date of the Exercise Notice.

1.3

Company’s Failure to Timely Deliver Securities. If, within three Trading Days after the Company’s receipt of the Exercise Delivery Documents, the Company shall fail to issue and deliver a certificate to the Holder or its Designee and register such shares of Common Stock on the Company’s share register the number of shares of Common Stock to which the Holder or its Designee is entitled upon the Holder’s exercise hereunder or pursuant to the Company’s obligation pursuant to clause (ii) below, and if on or after such Trading Day the Holder or its Designee purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder or its Designee of shares of Common Stock issuable upon such exercise that the Holder or its Designee anticipated receiving from the Company, then the Company shall, within three Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder or its Designee in an amount equal to the Holder’s or its Designee’s total purchase price (including customary brokerage commissions and other reasonable out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such book entry credit (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder or its Designee book-entry credit of  such shares of Common Stock or credit such Holder’s or its Designee’s balance account with DTC and pay cash to the Holder or its Designee in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Weighted Average Price on the date of exercise.

1.4

Holder Covenant.  Holder represents and covenants that upon exercise of the Warrant and until the first (1st) anniversary of the Exercise Date, the Holder shall have sole voting control over all Warrant Shares held by the Holder or its Designee.

1.5

Disputes. In the case of a dispute as to the determination of the Exercise Price, or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder or its Designee the number of Warrant Shares that are not disputed and resolve such dispute per Section 13.

1.6	Limitations on Exercises.

(a)

The Company shall not effect the exercise of this Warrant, and the Holder shall not have the right to exercise this Warrant, if the Holder no longer beneficially owns at least 3% of the outstanding shares of Common Stock immediately prior to such exercise.  For the purpose of the foregoing sentence, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, that solely for the purposes of this Section

1.6(a), the Holder shall be deemed not to beneficially own the shares of Common Stock underlying this Warrant.

(b)

The Company shall not effect the exercise of this Warrant, and the Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, the Holder (and any persons controlling the Holder) would beneficially own in excess of 9.9% of the shares of Common Stock outstanding immediately after giving effect to such exercise.  For the purpose of the foregoing sentence, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.

(c)

For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, unless provided otherwise herein, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Warrant, by the Holder and its Designees since the date as of which such number of outstanding shares of Common Stock was reported.

(d)

The provisions of this Section 1.6 shall be construed and implemented in a manner otherwise than in strict conformity with the terms hereof to correct this Section 1.6 (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

1.7	Expiration Date. This Warrant and the Holder’s right to exercise this Warrant shall expire and automatically terminate on the Expiration Date.

1.8	No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant.

1.9

Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (after giving effect to the adjustments and restrictions of Section 2, if any). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Common Stock may be listed.

2.	Adjustment of Number of Warrant Shares. The number of Warrant Shares underlying the Warrant shall be adjusted from time to time prior to exercise as follows:

2.1

Adjustment upon Subdivision or Combination of shares of Common Stock. If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2.1 shall become effective at the close of business on the date the subdivision or combination becomes effective.

2.2

Other Events. If any event occurs of the type contemplated by the provisions of Section 2.1 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features that have the effects contemplated by Section 2.1), then the Company’s Board of Directors (the “Board”) will make an appropriate adjustment in the number of Warrant Shares so as to protect the rights of the Holder; provided, that no such adjustment pursuant to this Section 2.2 will decrease the number of Warrant Shares as otherwise determined pursuant to this Section 2.

3.	Consents

3.1

Consent under Certificate.  In accordance with Article XIV, Part III of its Amended and Restated Certificate of Incorporation (the “Certificate”), the Board has approved the issuance of this Warrant, the Warrant Shares and Purchase Rights and has waived any and all other conditions, notice requirements and other limitations found in Article XIV of the Certificate affecting the issuance of this Warrant, the Warrant Shares or the Purchase Rights.   The Company has provided the Holder a copy of the Board resolutions authorizing such waiver and approval.

3.2

Consent under Tax Benefits Preservation Agreement.  In accordance with Section 29 of that certain Tax Benefits Preservation Agreement, dated as of January 20, 2015, by and between the Company (f/k/a Unwired Planet, Inc.) and Computershare Trust Company, N.A. (the “Rights Plan”), the Board has granted an exemption under the Rights Plan to this Warrant (including the Purchase Rights) and the exercise of this Warrant by the Holder and the issuance of the Warrant Shares to the Holder or its Designee, and has waived any and all other conditions, notice requirements (including but not limited to those regarding the submission of an Exemption Request, as such term is defined in the Rights Plan) and other limitations found in the Rights Plan affecting the issuance of this Warrant, the Holder’s ability to exercise this Warrant and to receive the Warrant Shares, or that would otherwise cause any Rights (as defined in the Rights Plan) to become exercisable pursuant to the Rights Plan.  The Company has provided the Holder a copy of the Board resolutions authorizing such exemption and waiver

4.	Purchase Rights; Fundamental Transactions.

4.1

Purchase Rights. In addition to any adjustments pursuant to Section 2, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder or its Designee will be entitled upon exercise of this Warrant for the purchase of any or all of the Warrant Shares, to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder or its Designee could have acquired had the Holder or its Designee been the holder of such Warrant Shares on the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights. The Company will at all times set aside in escrow and keep available for distribution to such holder upon exercise of this Warrant a portion of the Purchase Rights to satisfy the rights to which such Holder or its Designee is entitled pursuant to the preceding sentence; provided, that, in lieu of setting aside and keeping such Purchase Rights available, the Company may net settle the delivery of such Purchase Rights by equitably reducing the Exercise Price in an amount as reasonably determined by the Board acting in good faith.  Such Purchase Rights and the securities issuable thereunder may not be registered under the Securities Act and applicable blue sky laws and the time for payment of any subscription price shall be concurrent with the exercise of this Warrant.  The Company shall not be obligated to reserve any such Purchase Rights if such reservation could reasonably be expected to result in an increase in the cumulative owner shift under Section 382 of the Internal Revenue Code of 1986, as amended, and the applicable regulations and administrative pronouncements thereunder of 0.5%.

4.2

Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 4.2, including agreements to deliver to each holder of the Warrant in exchange for such Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of the publicly traded common stock or common shares (or its equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Warrant been exercised immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Warrant. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the Corporate Event but prior to the Expiration Date, in lieu of shares of Common Stock (or other securities, cash, assets or other property) purchasable upon the exercise of this Warrant prior to such Corporate Event, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Corporate Event had this Warrant been exercised immediately prior to such Corporate Event. The provisions of this Section 4.2 shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied without regard to any limitations on the exercise of this Warrant.

5.

Non Circumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its governing documents, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant , and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant and (iii) shall, so long as any of the Warrants are outstanding, take all action within its control necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the Warrant, the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of the Warrants then outstanding (without regard to any limitations on exercise).

6.

Warrant Holder Not Deemed a Stockholder. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 6, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

7.	Reissuance of Warrants.

7.1

Registration of Warrant. The Company shall register this Warrant, upon the records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary, subject to the Holder’s right to exercise the Warrant on behalf of its Designee. The Company shall also register any transfer, exchange, reissuance or cancellation of any portion of this Warrant in the Warrant Register.

7.2

Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7.5), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7.5) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

7.3

Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7.5) representing the right to purchase the Warrant Shares then underlying this Warrant.

7.4

Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant (in accordance with Section 7.5) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, that no Warrants for fractional shares of Common Stock shall be given.

7.5

Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7.2 or Section 7.4, the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

8.

Notices. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given upon delivery of notice personally delivered or delivered by internationally recognized overnight courier service, such as DHL, to the Company and the Holder at the following addresses (or at such other address for a either as may be specified by like notice):

If to the Company:c/o Great Elm Capital Group, Inc.

800 South Street, Suite 230

Waltham, MA 02453

Attention: General Counsel; with a copy

(which shall not constitute notice) to:Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Attention: Michael J. Mies; and

if to the Holder:MAST Capital Management , LLC

31 St. James Avenue, 6th Floor

Boston, MA 02116

Attention: David J. Steinberg

The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) promptly upon any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation; provided, that in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

9.

Amendment. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Required Holders; provided, that no such action may increase the exercise price of any Warrant or decrease the number of shares or class of stock obtainable upon exercise of any Warrant without the written consent of the Holder. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Warrants then outstanding.

10.

No Waiver. No failure or delay in the exercise or assertion of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, or create an estoppel with respect to any breach of any representation, warranty or covenant herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies under this Warrant are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11.	Governing Law. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this

Warrant shall be governed by, the laws of the State of Delaware applicable to contracts made in and solely to be performed in the State of Delaware.

12.

Construction; Headings.  When a reference is made in this Warrant to a section or article, such reference will be to a section or article of this Warrant, unless otherwise clearly indicated to the contrary. Whenever the words “include,” “includes” or “including” are used in this Warrant they will be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Warrant as a whole and not to any particular provision of this Warrant, and article and section references are references to the articles and sections of this Warrant, unless otherwise specified. The plural of any defined term will have a meaning correlative to such defined term and words denoting any gender will include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning. A reference to any legislation or to any provision of any legislation will include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation. If any ambiguity or question of intent or interpretation arises, this Warrant will be construed as if drafted jointly by the Company and the Holder, and no presumption or burden of proof will arise favoring or disfavoring the Company or the Holder by virtue of the authorship of any provision of this Warrant. No prior draft of this Warrant will be used in the interpretation or construction of this Warrant. Headings are used for convenience only and will not in any way affect the construction or interpretation of this Warrant.

13.

Exercise Price Dispute Resolution. In the case of a dispute as to the determination of the Exercise Price, the number of Warrant Shares or the arithmetic calculation of the Warrant Shares, the Company shall notify to the Holder the disputed determinations or arithmetic within two Business Days of receipt of the Exercise Notice giving rise to such dispute. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price, the number of Warrant Shares or the Warrant Shares within five Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two Business Days, submit (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall use commercially reasonable efforts to cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error. The expenses of the investment bank and accountant will be borne by the Company unless the investment bank or accountant determines that the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares by the Holder was incorrect, in which case the expenses of the investment bank and accountant will be borne by the Holder.

14.	Enforcement.

14.1

Exclusive Forum. Any dispute arising under, related to or otherwise involving this Warrant, other than a dispute regarding the Exercise Price, in which case such dispute shall be governed by Section 13, will be litigated in the Court of Chancery of the State of Delaware. The Company and the Holder agree to submit to the jurisdiction of the Court of Chancery of the State of Delaware, waive any objection on the basis of inconvenient forum or improper venue, and waive trial by jury. The Company and the Holder do not consent to mediate any disputes before the Court of Chancery.

14.2

Subject Matter Jurisdiction Fallback. Notwithstanding the foregoing, if there is a determination that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over any dispute arising under this Warrant, the Company and the Holder agree that: (i) such dispute will be adjudicated only by, and will be subject to the exclusive jurisdiction and venue of, the Superior Court of Delaware of and for the County of New Castle; (ii) if the Superior Court of Delaware does not have subject matter jurisdiction over such dispute, then such dispute will be adjudicated only by, and will be subject to the exclusive jurisdiction and venue of, the Complex Commercial Litigation Division of the Superior Court of the State of Delaware of and for the County of New Castle; and (iii) if the Complex Commercial Litigation Division of the Superior Court of the State of Delaware does not have subject matter jurisdiction over such dispute, then such dispute will be adjudicated only by, and will be subject to the exclusive jurisdiction and venue of, the United States District Court for the State of Delaware.

14.3

Submission to Jurisdiction; JURY WAIVER. Each of the Company and the Holder irrevocably (i) consents to submit itself to the personal jurisdiction of the Delaware courts in connection with any dispute arising under this Warrant, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for relief from the Delaware courts or any other court or governmental body and (iii) agrees that it will not bring any action arising under this Warrant in any court other than the Delaware courts. THE COMPANY AND THE HOLDER IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF THIS WARRANT, THE NEGOTIATION OR ENFORCEMENT HEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.4

Process. Process may be served in the manner specified in Section 8, such service will be deemed effective on the date of such notice, and the Company and the Holder irrevocably waive any defenses or objections it may have to service in such manner.

14.5

Specific Performance. The Company and the Holder irrevocably stipulate that irreparable damage would occur if any of the provisions of this Warrant were not performed per their specific terms. Accordingly, the Company and the Holder will be entitled to specific performance of the terms hereof in addition to any other remedy to which it is entitled at law or in equity.

14.6

Attorneys’ Fees. The court shall award attorneys’ fees and expenses and costs to the Holder if it is the substantially prevailing party in any action (including appeals) for the enforcement or interpretation of this Warrant. If there are cross claims in such action (including appeals), the court will determine if the Holder is the substantially prevailing party as to the action as a whole.

15.

Remedies, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to seek an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

16.

Severability. Any term or provision of this Warrant that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares any term or provision hereof invalid, void or unenforceable, the court or other authority making such determination will have the power to and will, subject to the discretion of such body, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

17.	Private Placement.

17.1

No Intent to Distribute. The Holder understands that the Warrant is, and the Warrant Shares (together, the “Securities”) will be, “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Warrant and, upon exercise of the Warrant, will acquire the Warrant Shares as principal for its own account and not with a view to, or for distributing or reselling such securities or any part thereof in violation of the Securities Act or any applicable state securities laws. The Holder does not presently have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Securities acquired hereunder (or any securities which are derivatives thereof) to or through any person or entity.

17.2	Accredited Investor. At the time the Holder was offered the Securities, it was, and at the date hereof it is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

17.3

Sophistication. The Holder has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. The Holder is able to bear the economic risk of an investment in such securities and, at the present time, is able to afford a complete loss of such investment.

17.4

Due Diligence.The Holder has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in such securities; (ii) access to information about the Company and its Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

17.5

Reliance. The Holder understands that the Securities being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of this Section 17 in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Securities.

17.6

No Government Approval. The Holder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in such securities nor have such authorities passed upon or endorsed the merits of the offering of such securities.

18.	Certain Definitions. For purposes of this Warrant, the following terms shall have the following meanings:

18.1	“Bloomberg” means Bloomberg Financial Markets.

18.2	“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

18.3

“Closing Bid Price” means, for any security as of any date, the last closing bid price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price, then the last bid price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC. If the Closing Bid Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 13. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

18.4

“Common Stock” means (i) the Company’s shares of Common Stock, par value $0.001 per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

18.5	“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

18.6

“Eligible Market” means the Principal Market, The NASDAQ Capital Market, The NASDAQ Global Market, The NASDAQ Global Select Market, The New York Stock Exchange, Inc., or The NYSE Amex and the markets operated by the OTC Markets Group, Inc.

18.7	“Expiration Date” means the date of expiration of the Standstill Period (as defined in the Separation Agreement).

18.8

“Fundamental Transaction” means that (A) the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock or (B) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock.

18.9	“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

18.10

“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common shares or common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

18.11

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

18.12	“Principal Market” means the principal securities market on which the Common Stock is then trading.

18.13	“Required Holders” means the holders of the Warrants representing at least a majority of the shares of Common Stock underlying the Warrants then outstanding.

18.14

“Successor Entity” means the Person (or, if so elected by the Required Holders, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Required Holders, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

18.15

“Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York time).

18.16

“Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest Closing Bid Price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 13 with the term “Weighted Average Price” being substituted for the term “Exercise Price.” All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

[SIGNATURE PAGE FOLLOWS]

The Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date.

Great Elm Capital Group, Inc.

By:______________________

Name:Richard S. Chernicoff

Title:Principal Executive Officer

[Signature Page to Warrant to Purchase Common Stock]

Exhibit A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS WARRANT TO PURCHASE COMMON STOCK

The undersigned holder hereby exercises the right to purchase shares of the Common Stock (“Warrant Shares”) of Great Elm Capital Group, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), evidenced by the attached Warrant to Purchase Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Warrant Shares.  The Holder elects to exercise the Warrant with respect to ________________ Warrant Shares. The Holder confirms that such exercise does not violate Section 1.6(a) or 1.6(b) of the Warrant.

2.  Designee.  The Holder hereby designates ____________________________ as its Designee and directs that all Warrant Shares be issued to, and in the name of, such Designee.

3. Calculation of Exercise Price. The Holder has calculated the Exercise Price per Warrant Share as follows:

Trading Date	Weighted Average Price

Exercise Price per share (simple average):

4. Payment of Exercise Price. The Designee shall pay the Aggregate Exercise Price in the sum of $____________ to the Company in accordance with the terms of the Warrant.

5. Delivery of Warrant Shares. The Company shall deliver to the Designee Warrant Shares in accordance with the terms of the Warrant.

6. Representation and Warranty. Notwithstanding anything to the contrary contained herein, this Exercise Notice shall constitute a representation by the Holder of the Warrant submitting this Exercise Notice that, after giving effect to the exercise provided for in this Exercise Notice, such Holder shall not be in violation of Section 1.6 of the Warrant.

Date: ________________

[Name of Registered Holder]

By:_________________

Name:

Title:

The Company hereby acknowledges this Exercise Notice and hereby directs [Insert name of Transfer Agent] to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent

Instructions dated       , from the Company and acknowledged and agreed to [Insert name of Transfer Agent].

Great Elm Capital Group, Inc.

By:_________________

Name:

Title:

Annex 5

SHARE REGISTRATION AGREEMENT

SHARE REGISTRATION AGREEMENT, dated as of September 18, 2017 (this “Agreement”), by and between Great Elm Capital Group, Inc., a Delaware corporation (“GEC”) and MAST Capital Management, LLC, a Delaware limited liability company (“MCM”).

Recitals

GEC has executed that certain Warrant to Purchase Shares of Common Stock, dated as of September xx, 2017 (the “Warrant”), pursuant to which GEC has granted MCM a warrant to purchase certain shares of GEC’s common stock, par value $0.001 per share (the “Common Stock”).

GEC and MCM each desire that any Common Stock issued to MCM as a result of the exercise of the Warrant shall be registered under the Securities Act (as defined herein) upon the demand of MCM.

Agreement

In consideration of the foregoing and the promises and undertakings in this Agreement, the parties, intending to be legally bound, agree as follows:

1.	Registration Rights.

1.1	Definitions. As used in this Agreement,

(a)

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates of any person or entity referred to in this Agreement; provided, that “Affiliate” shall not include (i) any person that is a publicly held concern and is otherwise an Affiliate solely by reason of the fact that a principal of MCM serves as a member of the board of directors or similar governing body of such concern provided that MCM does not control such concern, or (ii) such principal in his/her capacity as a member of the board of directors or other similar governing body of such concern;

(b)	“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder;

(c)

“Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 pursuant to the regulations under the Securities Act (“Rule 433”) (or that would otherwise constitute a “free writing prospectus”, as defined in Rule 405 of the regulations under the Securities Act), relating to the Securities that (a) is required to be filed with the SEC by GEC, (b  is a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the SEC, (c) is exempt from filing pursuant to Rule 433(d)(5)(i) because it contains a description of the securities or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the SEC or, if not required to be filed, in the form retained in GEC’s records pursuant to Rule 433(g), or (d) to which GEC has given its prior consent;

(d)	“MCM Party” shall mean each of, and collectively, MCM and the Designees (as is defined in the Warrant);

(e)

“person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature, including any governmental authority;

(f)	“Public Offering” shall mean the sale of shares of Common Stock in a public offering registered with the SEC;

(g)

“register,” “registered” and “registration” shall mean a registration effected by preparing and filing a registration statement with the SEC (“Registration Statement”) in compliance with the Securities Act, and the declaration or ordering of effectiveness of such Registration Statement by the SEC;

(h)

“Registrable Securities” shall mean (i) any shares of Common Stock issued as a result of MCM’s exercise of the Warrant and (ii) any shares of Common Stock which were issued or received in respect of, or in exchange or in substitution for any of the foregoing, including, but not limited to, those arising from a stock dividend, distribution, stock split, reclassification, reorganization, merger, consolidation, sale or transfer of assets or other exchange of securities. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities when (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement, (b) such securities shall have ceased to be outstanding or (c) such securities shall be eligible to be resold to the public without any volume or manner of sale restrictions pursuant to Rule 144 (or any successor provision) under the Securities Act;

(i)	“SEC” shall mean the United States Securities and Exchange Commission;

(j)	“Securities Act” shall mean the United States Securities Act of 1933, as amended; and

(k)	“Scheduled Blackout” means any ordinary course blackout period declared by GEC in connection with an annual or quarterly earnings release in accordance with GEC policy.

1.2	Demand Registration.

(a)

Following the first anniversary of the date hereof and upon the receipt of a written request from any MCM Party that GEC file a Registration Statement under the Securities Act covering the registration for the offer and sale of all or part of the Registrable Securities (a “Demand Registration”), as soon as practicable, GEC shall file with the SEC and use its reasonable best efforts to cause to be declared effective, a registration statement relating to all Registrable Securities that MCM Party has requested be registered to be registered under the Securities Act, subject to and in accordance with the terms, conditions, procedures and limitations contained in this Agreement. The MCM Parties are collectively entitled to effect two (2) such Demand Registrations pursuant to this Section 1.2(a); provided, that, a registration requested pursuant to this Section 1.2(a) shall not be deemed to have been effected unless a Registration Statement with respect thereto has become effective (other than due to the fault of a MCM Party) and at least 75% of the Registrable Securities requested to be included in such Demand Registration (and not withdrawn) shall have been disposed of in accordance with the plan of distribution set forth therein.  The MCM Party may terminate a Demand Registration prior to the filing of a Registration Statement relating thereto, or require GEC to withdraw promptly any Registration Statement which has been filed pursuant to this Section 1 but which has not become effective under the Securities Act, and such registration shall not be deemed to be a Demand Registration if either (i) it agrees to pay the costs and expenses of such registration as set forth in Section 1.6 hereof, or (ii) such withdrawal is accompanied by notice from the MCM Party that, in the good faith exercise of its reasonable judgment, (A) such withdrawal is warranted based on a change in the business or prospects of GEC or a change in the condition of the United States financial markets, or (B) there has occurred a misstatement or omission in any prospectus which makes it inadvisable to proceed with the registration.

1.3	Piggyback Registration.

Subject to Section 1.7 hereof, if at any time GEC proposes to register its shares of its Common Stock under the Securities Act, either for its own account or for the account of others, in connection with the Public Offering of such shares of Common Stock solely for cash, on a registration form that would also permit the registration of Registrable Securities (other than (i) a registration statement on Form S-8 or any successor form, (ii) for the purpose of offering such securities to another business entity, or a registration on Form S-4 for the purpose of offering such securities to another business entity or the shareholders of such entity in connection with the acquisition of assets or shares of capital stock, respectively, of such entity or (iii) a resale shelf registration filed in connection with an acquisition, reorganization, recapitalization, rights offering, merger, consolidation or similar transaction), GEC shall, each such time, give each MCM Party written notice of such proposal no later than 15 days prior to the filing of the Registration Statement relating thereto (a “Piggyback Registration Notice”). Within 10 days after the Piggyback Registration Notice is given, the MCM Parties shall give notice as to the number of shares of Registrable Securities, if any, which such MCM Parties request to be registered simultaneously with such registration by GEC (“Piggyback Registration”). GEC shall include any Registrable Securities in such Registration Statement which the MCM Parties request to be registered under the Securities Act, subject to and in accordance with the terms, conditions, procedures and limitations contained in this Agreement. Notwithstanding the foregoing, GEC shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 at any time in its sole discretion whether or not any MCM Party has elected to include Registrable Securities in such Registration Statement.  The registration expenses of such withdrawn registration shall be borne by GEC in accordance with Section 1.6 hereof.  Each MCM Party requesting inclusion in a registration made pursuant to this Section 1.3 may, at any time before the effective date of the Registration Statement relating to such registration, revoke such request by providing written notice of such revocation to GEC, in which case GEC shall cause such MCM Party’s Registrable Securities to be withdrawn from such Registration Statement. For the avoidance of doubt, there shall be no limit to the number of times a MCM Party may exercise its rights to request Piggyback Registration hereunder.

1.4

Blackout Periods.  Notwithstanding any other provision of this Agreement to the contrary, GEC shall have the right to defer the filing of, or suspend the use by the MCM Parties of, any Registration Statement (or any amendment thereto) for a period of up to 60 days, (A) for so long as a MCM Party is an affiliate of GEC, during a Scheduled Blackout, (B) if the Board determines that a postponement is in the best interest of GEC and its stockholders generally due to a pending transaction involving GEC, (C) the Board determines such registration would render GEC unable to comply with applicable securities laws or (D) the Board determines such registration would require disclosure of material information that GEC has a bona fide business purpose for preserving as confidential (any such period, a “Blackout Period”); provided, however, that in no event may GEC deliver more than two (2) notices of a Blackout Period (other than of any Scheduled Blackout) in any 12 month period.

1.5	Obligations of GEC. Whenever required under this Agreement to effect the registration of any Registrable Securities, GEC shall, as expeditiously as reasonably possible:

(a)

Prepare and file with the SEC a Registration Statement covering such Registrable Securities, with respect to registration pursuant to Section 1.2 no later than twenty (20) days after request by a MCM Party (excluding any days which occur during a Blackout Period), and use its reasonable best efforts to cause such Registration Statement to be declared effective by the SEC and to keep such registration effective until the date when all Registrable Securities covered by the Registration Statement have been sold; provided, however, in the case of registration under Section 1.2 or 1.3 hereof, not longer than 180 days after the effective date of the Registration Statement or prospectus or any amendments or supplements thereto.

(b)

Prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement as may be necessary to keep such Registration Statement effective until the applicable date referred to in Section 1.5(a) hereof and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement, and cause the prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed with the SEC pursuant to Rule 424 under the Securities Act.

(c)

Comply with all of its obligations under the Securities Act and the Exchange Act, and the rules and regulations thereunder, use its reasonable best efforts to qualify the shares of Common Stock under the blue sky laws of such states as the underwriters in such registration shall reasonably request, and use its reasonable best efforts to list the shares of Common Stock on the national securities exchange on which shares of Common Stock are then listed.

1.6

Registration Expenses.  Except as set forth below, in connection with any registration of Registrable Securities hereunder, GEC will pay all of the expenses relating to such registration; provided, however, that (i) GEC will only pay the fees and disbursements charged by one counsel chosen by the MCM Parties, and (ii) each MCM Party participating in the sale of Registrable Securities will pay pro rata any underwriting discounts, commissions, stock transfer taxes and fees attributable to the sale of its Registrable Securities and any out of pocket expenses of such MCM Party (or the agents who manage its accounts) or the fees and disbursements of its counsel (other than the legal counsel referred to in Section 1.6(i) above).

1.7	Underwriting Requirements and Cutbacks.

(a)

With respect to a Demand Registration pursuant to Section 1.2 hereof, the MCM Party shall have the right to select the investment banker(s) and manager(s) to administer such registration, subject to the approval of GEC, which approval will not be unreasonably withheld, delayed or conditioned.

(b)	With respect to a Piggyback Registration pursuant to Section 1.3 hereof, GEC shall have the sole right to select the investment banker(s) and manager(s) to administer such registration.

(c)

If a registration under Section 1.2 hereof is an underwritten offering and the managing underwriters advise GEC that in their opinion the number of shares of Common Stock requested to be registered exceeds the number of shares which can be sold in such offering without materially and adversely affecting the marketability of the offering, then GEC will include in such registration (A) first, Registrable Securities owned by the MCM Parties and shares of Common Stock owned by other shareholders of GEC who hold contractual demand registration rights (pro rata among all such shareholders (including such MCM Parties) on the basis of the number of Registrable Securities and other shares of Common Stock such shareholders (including such MCM Parties) have requested to be registered), and (B) second, shares of Common Stock owned by the other shareholders of GEC who hold contractual piggyback registration rights (pro rata among all such shareholders on the basis of the number of shares of Common Stock such shareholders have requested to be registered). Notwithstanding anything in the foregoing to the contrary:

(i)

If a registration under Section 1.3 hereof is an underwritten primary offering initiated by GEC and the managing underwriters advise GEC that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without materially and adversely affecting the marketability of the offering, GEC will include in such registration (x) first, the securities GEC proposes to sell, and (y) second, (1) shares of Common Stock held by other shareholders of GEC pursuant to the terms and conditions of agreements existing on the date of this Agreement, (2) Registrable Securities owned by the MCM Parties that have requested the inclusion of any Registrable Securities in such registration pursuant to Section 1.3 and (3) shares of Common Stock held by other shareholders of GEC requesting such registration pursuant to contractual registration rights, in each case, pro rata among all such shareholders (including MCM Parties) on the basis of the number of Registrable Securities and other shares of Common Stock such shareholders (including MCM Parties) have so requested to be registered.

(ii)

If a registration under Section 1.3 hereof is an underwritten registration initiated by any of the shareholders of GEC (other than a MCM Party) and the managing underwriters advise GEC that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without materially and adversely affecting the marketability of the offering, GEC will include in such registration (x) first, shares of Common Stock owned by the other shareholders of GEC (and not any MCM Party) who hold contractual demand registration rights (pro rata among all such other shareholders on the basis of the number of shares of Common Stock such shareholders have requested to be registered), (y) shares of Common Stock held by other shareholders of GEC pursuant to the terms and conditions of agreements existing on the date of this Agreement, and (z) third, Registrable Securities owned by the MCM Parties requested to be included in such registration pursuant to Section 1.3 and shares of Common Stock owned by other shareholders of GEC who hold contractual piggyback registration rights (pro rata among all such shareholders (including such MCM Parties) on the basis of the number of shares of Common Stock such shareholders (including the MCM Parties) have requested to be registered).

1.8

Furnish Information.  It shall be a condition precedent to the obligations of GEC to take any action pursuant to this Section 1 with respect to the Registrable Securities, that the MCM Parties shall furnish to GEC such information regarding them, the Registrable Securities held by them, and the intended method of disposition by them of such Registrable Securities as is customarily provided by selling securityholders and as GEC or any underwriters shall reasonably request.

1.9	Indemnification and Contribution. In the event any Registrable Securities are included in a Registration Statement under this Agreement:

(a)

To the full extent permitted by law, GEC will and hereby does (A) indemnify and hold harmless each MCM Party, each director, officer, partner, employee, Affiliate, or agent of or for such MCM Party, any underwriter (as defined in the Securities Act) for such MCM Party, and each person, if any, who controls such MCM Party or underwriter within the meaning of the Securities Act, against any losses, claims, damages, costs or liabilities, joint or several, to which they may become subject insofar as such losses, claims, damages, costs or liabilities (or actions in respect thereof) (x) arise out of, are caused by, or are based on any untrue or alleged untrue statement of any material fact contained in such Registration Statement, including any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (y) arise out of, are caused by, or are based on any untrue or alleged untrue statement of any material fact contained in any preliminary prospectus, Free Writing Prospectus or final prospectus contained in such Registration Statement, including any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (z) arise out of, or are caused by, any violation by GEC of any securities law, rule or regulation applicable to GEC and relating to action or inaction required of GEC in connection with any such registration; and (B) reimburse each such person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, costs, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of GEC (which consent shall not be unreasonably withheld, delayed or conditioned) nor shall GEC be liable to a MCM Party, underwriter or controlling person in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or an alleged untrue statement or omission or alleged omission made in connection with such Registration Statement, preliminary prospectus, Free Writing Prospectus, final prospectus, or amendments or supplements thereto in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by or on behalf of any such MCM Party, underwriter or controlling person. This indemnity shall be in addition to other indemnification arrangements to which GEC and any MCM Party may otherwise be party.

(b)

To the full extent permitted by law, each MCM Party requesting or joining in a registration under this Agreement, severally and not jointly, will and hereby does (A) indemnify and hold harmless GEC, each of its directors, each of its officers who have signed the Registration Statement, each person, if any, who controls GEC within the meaning of the Securities Act, and any underwriter (as defined in the Securities Act) for GEC, against any losses, claims, damages or liabilities, joint or several, to which GEC or any such director, officer, controlling person, or underwriter may become subject, under the Securities Act and applicable state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (x) arise out of, are caused by, or are based on any untrue or alleged untrue statement of any material fact contained in such Registration Statement, including any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (y) arise out of, are caused by, or are based on any untrue or alleged untrue statement of any material fact contained in any preliminary prospectus, Free Writing Prospectus or final prospectus contained in such Registration Statement, including any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such Registration Statement, preliminary prospectus, Free Writing Prospectus or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by such MCM Party expressly for use in such Registration Statement, preliminary prospectus, Free Writing Prospectus or final prospectus, or amendments or supplements thereto; and (B) reimburse any legal or other expenses reasonably incurred by GEC or any such director, officer, controlling person or underwriter attributable to investigating or defending any loss, claim, damage, liability or action indemnified by such MCM Party pursuant to clause (A) above; provided, however, that the indemnity agreement contained in this Section 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such MCM Party (which consent shall not be unreasonably withheld, delayed or conditioned). In no event shall the liability of any MCM Party be greater than the dollar amount of the proceeds (net of payment of all expenses) received by such MCM Party upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(c)

Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action or knowledge of a claim that would, if asserted, give rise to a claim for indemnity hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9 notify the indemnifying party in writing of the commencement thereof or knowledge thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to such parties. If prejudicial to any material extent to his, her or its ability to defend such action, the failure to notify an indemnifying party promptly of the commencement of any such action or of the knowledge of any such claim, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9 to the extent so prejudiced, but the omission so to notify the indemnifying party will not relieve him, her or it of any liability that he may have to any indemnified party otherwise than under this Section 1.9. Each indemnified party shall have the right to employ separate counsel in such action, claim or proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of each indemnified party unless:  (A) such indemnifying party has agreed to pay such expenses, (B) such indemnifying party has failed promptly to assume the defense and employ counsel reasonably satisfactory to such indemnified party or (C) such indemnified party shall have been advised in writing by counsel that either there may be one or more legal defenses available to it which are different from or in addition to those available to such indemnifying party or such Affiliate or controlling person or a conflict of interest may exist if such counsel represents such indemnified party and such indemnifying party or its Affiliate or controlling person; provided, however, that such indemnifying party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel), which counsel shall be designated by such indemnified party.

(d)

The indemnifying party’s liability to any such indemnified party hereunder shall not be extinguished solely because any other indemnified party is not entitled to indemnity hereunder. The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party, and will survive the transfer of any applicable securities. No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to indemnification from any person who was not guilty of such fraudulent misrepresentation.

(e)

If the indemnification provided for in this Section 1.9 is for any reason, other than pursuant to the terms thereof, held to be unavailable or insufficient to an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying and indemnified parties in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative fault but also the relative benefits received by the indemnifying and indemnified parties from the offering of Registrable Securities. The relative benefits received by a party shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by such party bears to the total net proceeds from the offering received by all parties. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact relates to information supplied by GEC or a MCM Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. GEC and the MCM Parties agree that it would not be just and equitable if contribution pursuant to this Section 1.9(e) were determined by pro rata allocation or by any other method of allocation not taking into account the equitable considerations referred to above in this Section 1.9(e). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Section 1.9(e) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f)

If there is a conflict between the provisions of this Section 1.9 and the form of underwriting agreement reasonably requested by any underwriter, the provisions of this Section 1.9 shall be amended or waived in order to comply with the requirements of such underwriter.

1.10

Holdback Agreements.  Each MCM Party agrees not to effect any sale or distribution (including hedging transactions) of shares of Common Stock or any securities convertible into or exchangeable or exercisable for shares of Common Stock, including a sale pursuant to Rule 144 under the Securities Act, during such period as reasonably requested by the managing underwriter of any offering by the Company or any offering contemplated herein; provided, however, with respect to any particular registration, such period shall not extend beyond 90 days after the effective date of the registration statement relating thereto. Each MCM Party agrees to enter into such form of agreement between it and the managing underwriter as the managing underwriter shall reasonably request to more fully set forth and to further effect the provisions of this Section 1.10.

1.11

Third Party Registration Rights.  Nothing in this Agreement shall be deemed to prevent GEC from providing registration rights to any other person on such terms as GEC deems desirable in its sole discretion.

2.	Representations and Warranties. The parties represent and warrant to each other that, as of the Effective Date:

2.1

Organization; Authority.  Each party that is an entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and fully perform its obligations hereunder. The execution and delivery of this Agreement by such party and performance by such party of its obligations hereunder have been duly authorized by all necessary action on the part of such party. This Agreement has been duly executed by such party, and when delivered by such party in accordance with the terms hereof, will constitute the valid and legally binding obligation of such party, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

2.2

No Conflicts.  The execution, delivery and performance by such party of this Agreement and the performance by such party of its obligations hereunder will not (a) result in a violation of the organizational documents of such party, as applicable, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such party is a party, or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such party, except in the case of clauses (b) and (c), for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such party to perform its obligations hereunder.

2.3

Legal Counsel.  Such party has been advised to seek legal counsel, engage a financial advisor, seek tax counsel and receive GAAP and tax advice from accountants in connection with this Agreement. Each party has relied on its own advisors and legal counsel and not on any other party to this Agreement in entering into this Agreement.

3.	Miscellaneous

3.1

Additional Assurances.  The parties each agree to execute, acknowledge and deliver such further instruments, and to do such other acts, as may be reasonably necessary in order to carry out the intent and purposes of this Agreement.

3.2	Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

3.3	Choice of Law. This Agreement will be governed by the laws of the State of Delaware that are applicable to contracts made in and performed solely in Delaware.

3.4	Enforcement.

(a)

Any dispute arising under, related to or otherwise involving this Agreement will be litigated in the Court of Chancery of the State of Delaware. The parties agree to submit to the jurisdiction of the Court of Chancery of the State of Delaware, waive any objection on the basis of inconvenient forum or improper venue, and waive trial by jury. The parties do not consent to mediate any disputes before the Court of Chancery.

(b)

Notwithstanding the foregoing, if there is a determination that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over any dispute arising under this Agreement, the parties agree that: (i) such dispute will be adjudicated only by, and will be subject to the exclusive jurisdiction and venue of, the Superior Court of Delaware of and for the County of New Castle; (ii) if the Superior Court of Delaware does not have subject matter jurisdiction over such dispute, then such dispute will be adjudicated only by, and will be subject to the exclusive jurisdiction and venue of, the Complex Commercial Litigation Division of the Superior Court of the State of Delaware of and for the County of New Castle; and (iii) if the Complex Commercial Litigation Division of the Superior Court of the State of Delaware does not have subject matter jurisdiction over such dispute, then such dispute will be adjudicated only by, and will be subject to the exclusive jurisdiction and venue of, the United States District Court for the State of Delaware.

(c)

Each of the parties irrevocably (i) consents to submit itself to the personal jurisdiction of the Delaware courts in connection with any dispute arising under this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for relief from the Delaware courts or any other court or governmental body and (iii) agrees that it will not bring any action arising under this Agreement in any court other than the Delaware courts. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF THIS AGREEMENT, THE NEGOTIATION OR ENFORCEMENT HEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(d)

Process may be served in the manner specified in Section 3.5, such service will be deemed effective on the date of such notice, and each party irrevocably waives any defenses or objections it may have to service in such manner.

(e)

The parties irrevocably stipulate that irreparable damage would occur if any of the provisions of this Agreement were not performed per their specific terms. Accordingly, each party will be entitled to specific performance of the terms hereof in addition to any other remedy to which it is entitled at law or in equity.

3.5

Notices.  All notices and other communications hereunder will be in writing in the English language and will be deemed given when delivered personally or by an internationally recognized courier service, such as DHL, to the parties at the following addresses (or at such other address for a party as may be specified by like notice):

(a)	If to GEC:c/o Great Elm Capital Group, Inc.

800 South Street, Suite 230

Waltham, MA 02453

Attention: General Counsel; with a copy

(which shall not constitute notice) to:Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Attention: Michael J. Mies; and

(b)	if to MCM:MAST Capital Management, LLC

31 St. James Avenue, 6th Floor

Boston, MA 02116

Attention: David J. Steinberg

3.6

No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties. No other person will be entitled to rely on this Agreement or to anticipate the benefits of this Agreement as a third party beneficiary hereof.

3.7

Assignment.  Except as provided in this Section 3.7, no party may assign, delegate or otherwise transfer this Agreement or any rights or obligations under this Agreement in whole or in part (whether by operation of law or otherwise), without the prior written content of the other party. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any assignment in violation of this Section 3.7 will be null and void.

3.8

No Waiver.  No failure or delay in the exercise or assertion of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, or create an estoppel with respect to any breach of any representation, warranty or covenant herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

3.9

Severability.  Any term or provision hereof that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares any term or provision hereof invalid, void or unenforceable, the court or other authority making such determination will have the power to and will, subject to the discretion of such body, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

3.10	Amendment. To be valid against any party, a waiver, extension, amendment, modification or supplement of this Agreement must be in an instrument in writing signed by such party.

3.11

Term and Termination. The MCM Party’s rights to request the registration of the Registrable Securities under this Agreement will terminate automatically once all Registrable Securities cease to be Registrable Securities.

3.12

Entire Agreement.  This Agreement contains the entire agreement of the parties and supersedes all prior and contemporaneous agreements, negotiations, arrangements, representations and understandings, written, oral or otherwise, between the parties with respect to the subject matter hereof.

3.13

Counterparts.  This Agreement may be executed in one or more counterparts (whether delivered by electronic copy or otherwise), each of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the parties and delivered to the other party. Each party need not sign the same counterpart.

3.14

Construction and Interpretation.  When a reference is made in this Agreement to a section or article, such reference will be to a section or article of this Agreement, unless otherwise clearly indicated to the contrary. Whenever the words “include,” “includes” or “including” are used in this Agreement they will be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article and section references are references to the articles and sections of this Agreement, unless otherwise specified. The plural of any defined term will have a meaning correlative to such defined term and words denoting any gender will include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning. A reference to any legislation or to any provision of any legislation will include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation. If any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. No prior draft of this Agreement will be used in the interpretation or construction of this Agreement. Headings are used for convenience only and will not in any way affect the construction or interpretation of this Agreement.

[SIGNATURE PAGES FOLLOW]

This Agreement has been duly executed and delivered as of the date first written above.

Great Elm Capital Group, Inc.

By:______________________

Name:

Title:

MAST CAPITAL MANAGEMENT LLC

By:______________________

Name:David J. Steinberg

Title:Managing Member

Annex 6

GREAT ELM CAPITAL GROUP ENTERS INTO AGREEMENT TO ESTABLISH OPERATING AND GOVERNANCE INDEPENDENCE

•Names Peter Reed CEO of Great Elm Capital Group

•Significantly Reduces Debt Obligations

•Terminates Ongoing Requirements to Provide Services to MAST Capital

WALTHAM, MA and BOSTON, MA, September 18, 2017, Great Elm Capital Group, Inc. (NASDAQ: GEC, “Great Elm”) and MAST Capital Management, LLC (“MAST”) announced today that they entered into a number of agreements. Great Elm, MAST, Northern Right Capital Management, L.P. (“Northern Right”) and other parties entered into a series of agreements that facilitate Great Elm’s transition to an independent operating entity and align value creation with stockholders.  Great Elm Capital Management, Inc. was formed in 2016 through a series of transaction that initially shared services with MAST under a cost sharing agreement with MAST.  As Great Elm’s strategy has developed and its strategic plan became more defined, the parties determined that such arrangements are no longer mutually beneficial. A copy of the agreements will be filed with the Securities and Exchange Commission and should be read carefully in their entirety.

The agreements effect a full separation of Great Elm’s business from MAST.  Highlights of these agreements include:

▪

Peter A. Reed will assume the position of CEO of Great Elm in addition to his role as CIO of Great Elm Capital Management (“GECM”).  Mr. Reed was elected by MAST to serve on Great Elm’s board in 2015, led the formation of GECM and associated transactions and has a 13 year track record of leading investments in equity and debt instruments of leveraged companies;

▪	Great Elm will no longer provide services to MAST, including shared investment management, legal and compliance personnel and office space;
▪

All employees, including Peter Reed and Adam Kleinman, are no longer employees of MAST.  Great Elm’s executives, business development and investment personnel will focus 100% of their professional efforts on Great Elm’s businesses;

▪	The principal of the note issued by a Great Elm subsidiary to MAST was reduced by $7.3 million;
▪	220,000 shares of Great Elm common stock were retired;
▪	The parties terminated their cost sharing agreement; and
▪	Jeffrey Serota was elected chairman of Great Elm’s Board of Directors.

“Establishing independence from MAST will allow our team to focus on our mission of growing our investment management business as well as to consider acquisitions of other assets.  We are extremely excited to continue our efforts of utilizing our advantaged balance sheet to drive shareholder value,” said Peter Reed

As part of the transaction, MAST has the right to purchase from Great Elm an additional 420,000 shares of Great Elm common stock at market prices.  David Steinberg, founding partner of MAST, said, “As the largest stockholder of Great Elm, MAST looks forward to the Great Elm board guiding the company with a focus on value creation.”

Northern Right, a recent 4.9% stockholder of Great Elm, has recommended additional shareholder alignment. Great Elm and Northern Right agreed to:

▪	an additional investment by Northern Right in up to 1,266,000 shares of Great Elm’s common stock from Great Elm; and
▪	the appointment of Matthew A. Drapkin to Great Elm’s nominating and corporate governance committee and its compensation committee.

Now fully separate from MAST, Great Elm executed a cost reduction program for its investment management team, including downsizing and reducing fixed cash compensation by $1.5 million and tying incremental compensation to EBITDA targets.

As part of the agreements, MAST and their respective affiliates entered into a standstill and voting agreement.

About Great Elm Capital Group

Great Elm Capital Group, Inc. (NASDAQ: GEC) is a holding company that is actively seeking acquisitions and, through its subsidiaries, conducts an investment management business focused on leveraged finance.  Great Elm Capital Group’s website at greatelmcap.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995.

With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed in the “Risk Factors” section of the registration statement and in Great Elm Capital Group’s SEC reports filed from time to time.  Further information relating to Great Elm Capital Group’s financial position, results of operations, and investor information is contained in the company’s annual and quarterly reports filed with the SEC and available for download at its website www.greatelmcap.com or at the SEC website www.sec.gov.

Media & Investor Contacts:

Great Elm Capital Group

Meaghan K. Mahoney

+1 617 375 3006

mmahoney@greatelmcap.com